     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------
                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                PHYTOTECH, INC.
             (Exact name of registrant as specified in its charter)

           NEW JERSEY                           0343                   22-323-9507
 (State or other jurisdiction of         (Primary Standard           I.R.S. Employer
 incorporation or organization)       Industrial Code Number)      Identification No.)

        1 DEER PARK DRIVE, SUITE 1, MONMOUTH JUNCTION, NEW JERSEY 08852
                                 (732) 438-0900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 BURT D. ENSLEY
                                   PRESIDENT
                                PHYTOTECH, INC.
                           1 DEER PARK DRIVE, SUITE I
                      MONMOUTH JUNCTION, NEW JERSEY 08852
                                 (732) 438-0900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

         JAMES H. FREIS, ESQ.                      JOHN J. HALLE, ESQ.
        SHANLEY & FISHER, P.C.                       STOEL RIVES LLP
          131 MADISON AVENUE                        900 SW 5TH AVENUE
     MORRISTOWN, NEW JERSEY 07962                 PORTLAND, OREGON 97204
            (201) 285-1000                            (503) 224-3380

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                             AMOUNT TO     PROPOSED MAXIMUM  PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                         BE          OFFERING PRICE       AGGREGATE         AMOUNT OF
              SECURITIES TO BE REGISTERED                  REGISTERED(1)     PER UNIT(2)     OFFERING PRICE(2)  REGISTRATION FEE
UNITS (3) CONSISTING OF:
  Common Stock..........................................     2,300,000          $6.00           $13,800,000          $4,071
  Warrants..............................................     2,300,000            --                --                 --
UNITS (4) CONSISTING OF:
  Common Stock..........................................      200,000           $7.20           $1,440,000            $425
  Warrants..............................................      200,000             --                --                 --
Common Stock (5)........................................     2,500,000          $6.00           $15,000,000          $4,425
      TOTAL.............................................                                        $30,240,000          $8,921

(1) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(2) Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee.

(3) Includes 300,000 shares of Common Stock and 300,000 Warrants which may be issued upon exercise of an option granted to the Underwriters to cover over-allotments, if any. See "Underwriting."

(4) Issuable on exercise of warrants issuable to the representative of the underwriters. See "Underwriting."

(5) Issuable on exercise of Unit Warrants.
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES, IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED APRIL 22, 1998

                                2,000,000 UNITS

                                     [LOGO]

                                PHYTOTECH, INC.

               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                     AND ONE COMMON STOCK PURCHASE WARRANT

    Phytotech, Inc. ("Phytotech" or the "Company") is offering 2,000,000 units ("Units"), each Unit consisting of one share (the "Shares") of the Company's voting common stock, no par value (the "Common Stock"), and one warrant to purchase one share of Common Stock (the "Warrants"). The Units will separate, and the Common Stock and Warrants that make up the Units will trade only as separate securities, thirty days after the date of this prospectus (the "Separation Date"). Each Warrant initially entitles the holder to purchase one
share of Common Stock at a price of $    per share (100% of the initial public
offering price of a Unit). The Warrants are exercisable at any time beginning on the Separation Date unless previously redeemed, until the fifth anniversary of this Prospectus, subject to certain conditions. The Company may redeem the Warrants, in whole or in part, at any time upon at least thirty days prior written notice to the registered holders thereof, at a price of $0.25 per Warrant, provided that the closing bid price of the Common Stock has been at
least $    (200% of the initial public offering price of a Unit) for at least 20 consecutive trading days ending on a date within 30 days before the date of the notice of redemption. It is anticipated that the initial public offering price of a Unit will be between $5.00 and $6.00.

    The Company has applied to have the Common Stock and Warrants approved for
listing on the Nasdaq SmallCap Market under the symbols "       " and "       ,"
respectively.

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                    PAGE 7.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                                       UNDERWRITING
                                                                   PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                                                    PUBLIC           COMMISSIONS (1)         COMPANY (2)
Per Unit...................................................
Total (3)..................................................

(1) Excludes a non-accountable expense allowance to the Representative of the Underwriters (the "Representative") and the value of five-year warrants (the "Representative's Warrants") entitling the Representative to purchase up to
    200,000 Units at a price of $      (120% of the initial public offering
    price of the Units). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses payable by the Company of $      ,
    including the Representative's non-accountable expense allowance.

(3) The Company has granted the Underwriters a 45-day option to purchase up to 300,000 additional Units on the same terms as set forth above to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ , and $ respectively. See "Underwriting."

    The Units are offered by the several Underwriters subject to receipt and acceptance by them, to prior sale and to their right to reject orders in whole or in part. It is expected that delivery of certificates for the Shares and
Warrants will be made against payment therefor on or about          , 1998.

                        PAULSON INVESTMENT COMPANY, INC.

                THE DATE OF THIS PROSPECTUS IS          , 1998.

 INDIAN MUSTARD PLANTS TREATING A LEAD CONTAMINATED INDUSTRIAL SITE IN TRENTON,
                NEW JERSEY. THE PLANTS ARE READY FOR HARVESTING.

    The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent certified public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK OR WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDING THE FINANCIAL STATEMENTS, AND NOTES THERETO, APPEARING ELSEWHERE IN THE PROSPECTUS.

                                  THE COMPANY

    Phytotech is a biotechnology company engaged in the development and commercialization of products and services based on the control of biochemical processes in selected plants. Phytotech currently offers waste cleanup ("bioremediation") services using plants grown under carefully controlled conditions to absorb and dispose of unwanted metals, such as lead or uranium, from toxic waste sites. The Company has also developed and is beginning to market nutritionally important minerals absorbed into plants and is beginning to develop technology for the production of high value proteins in plants. Phytotech's goal is to develop a portfolio of proprietary and patentable technologies based on its expertise in plant physiology, soil science, agronomy, molecular biology and related areas and to commercialize these technologies internally or through licensing or joint venture relationships with other companies.

    All plants can, under appropriate conditions, absorb metals and other minerals found in the soil or water in which they are grown. By carefully selecting certain plants and managing the conditions in which they are cultivated, it is possible to cause these plants to extract and accumulate substantial amounts of target metals in the plant tissues. Phytotech has filed patent applications and developed proprietary technologies involving metal accumulation in plants for two commercial applications, phytoremediation and nutritional supplements.

    Phytoremediation uses plants to accumulate large amounts of targeted heavy metals and radionuclides (radioactive elements) in soil or water that has been contaminated by industrial, military or other processes. The plants are grown under carefully controlled conditions that optimize their absorption of these metals. Sequential cropping and disposal or recycling of the plants can result in the cost effective remediation of soil and water contaminated with heavy metals such as lead or uranium. Phytotech has demonstrated the scientific and economic feasibility of this application of its technology, has conducted several field studies financed by grants, including a lead contaminated site in Trenton, New Jersey, and is working on its initial commercial projects. Additional commercial projects for the removal of lead and uranium are in various stages of progress, from submitted proposals to completed agreements. Phytotech is actively seeking additional commercial contracts and is expanding its sales and customer support group in anticipation of business growth in this area.

    Phytotech is also developing its metal accumulation technology by growing select edible plants under proprietary conditions that cause the accumulation of nutritionally important minerals such as selenium, chromium, iron, zinc and manganese. Under cultivation using Phytotech's proprietary technology, the plants concentrate these minerals to such high levels that they can be dried, ground, encapsulated and used directly as nutritional supplements. Phytotech believes that these new products may afford it a competitive advantage over existing products for two reasons. First, Phytotech believes that its nutritional supplements are the only botanical source of complete mineral supplements currently available. Second, research performed by the Company and others suggests that the bioavailability (the amount of the mineral that the body can actually absorb and use) of mineral supplements is substantially greater when delivered in Phytotech's mineral-rich plants than is the case with most traditional alternatives. Phytotech has established a marketing relationship with a nutritional supplement distributor and has shipped initial orders of chromium and selenium containing plants.

    Phytotech has recently begun research into the production of high value proteins and nutritional chemicals in transgenic (genetically engineered) plants. This technology, if successfully developed, could permit the production of commercial quantities of human and other high value proteins, such as collagen, heparin, gelatin and insulin, using genetically engineered plants that can be cultivated and harvested to produce the required protein. Phytotech believes that proteins grown in genetically engineered plants may provide both biological and economic advantages in comparison with currently available production methods. In cooperation with independent collaborators, Phytotech intends to develop a series of carefully selected transgenic plant-based protein products for the consumer market.

    Phytotech's ultimate goal is to be a leader in the development and commercialization of plant-related products and technologies. Phytotech expects to continue to perform and commission applied research in areas where its management believes that there is good potential for commercial products, to develop and protect a diverse portfolio of proprietary technologies, to demonstrate the commercial feasibility of its proprietary technologies and to exploit those technologies either directly, where such exploitation does not require skills or other assets outside of Phytotech's scope of business, or through licensing, joint venture or other relationships with industry partners having complementary services and technologies.

    The Company was incorporated in New Jersey in 1993. Its executive offices are located at 1 Deer Park Drive, Suite I, Monmouth Junction, New Jersey 08852, and its telephone number is (732) 438-0900.

                                  THE OFFERING

Securities offered...........................  2,000,000 Units, consisting of one share of
                                               Common Stock and one Warrant to purchase one
                                               share of Common Stock. The Common Stock and
                                               Warrants that make up the Units will trade
                                               only as separate securities, thirty days
                                               after the date of this prospectus. See
                                               "Description of Securities."

Common Stock to be outstanding after this
  offering...................................  4,556,489 Shares(1)

Use of proceeds..............................  To fund research and development, nutritional studies, marketing and commercialization, to
                                               repay certain promissory notes and for
                                               working capital and general corporate
                                               purposes. See "Use of Proceeds."

Proposed Nasdaq SmallCap Market symbols......  Common Stock--
                                               Warrants--
                                               Units--

------------------------

(1) Assumes no exercise of Warrants, Representative's Warrants or outstanding options or warrants to purchase Common Stock. At the date of this Prospectus, there were issued or issuable options or warrants to purchase up to 924,424 shares of Common Stock at prices ranging from approximately $3.60 to $9.00 per share (assuming an initial public offering price of $6.00 per
    Unit). Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' overallotment option is not exercised and gives retroactive effect to (i) the conversion of all outstanding shares of the Company's Series A Voting Preferred Stock and Nonvoting Common Stock of the Company into an aggregate of 1,646,489 shares of Common Stock, effective upon the effectiveness of this offering (the "Conversions") and (ii) a 1-for-4.5 reverse split of the Common Stock and Non-Voting Common Stock (the
    "Reverse Split") effective as of          , 1998. See "Description of
    Securities."

                             SUMMARY FINANCIAL DATA

                                                                         THREE MONTHS ENDED MARCH 31,
                                             YEAR ENDED DECEMBER 31,
                                             ------------------------    -----------------------------
                                                1996          1997          1997              1998
                                             ----------    ----------    -----------       -----------
                                                                         (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $  393,469    $  461,452     $  125,931        $  190,030
                                             ----------    ----------    -----------       -----------
Operating expenses:
  Research and development.................   1,768,334     2,199,590        460,117           345,226
  General and administrative...............   1,157,754     1,189,560        360,239           324,857
                                             ----------    ----------    -----------       -----------
Total operating expenses...................   2,926,088     3,389,150        820,356           670,083
                                             ----------    ----------    -----------       -----------
Other income (expense).....................      66,892       (27,443)         5,469           (30,867)
                                             ----------    ----------    -----------       -----------
Net loss...................................  $(2,465,727)  $(2,955,141)   $ (688,956)       $ (510,920)
                                             ----------    ----------    -----------       -----------
                                             ----------    ----------    -----------       -----------

Pro forma basic and diluted net loss per
  share (1)................................  $    (1.03)   $    (1.16)    $    (0.27)       $    (0.20)

Shares used in computing pro forma basic
  and diluted net loss per share (1).......   2,404,218     2,545,113      2,527,400         2,555,399

                                                                         MARCH 31, 1998
                                                                     -----------------------
                                                                                     AS
                                                                       ACTUAL    ADJUSTED(2)
                                                                     ----------  -----------
                                                                     (UNAUDITED) (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........................................  $   47,326   $7,562,326
Working capital (deficit)..........................................  (1,737,763)  6,662,150
Total assets.......................................................     749,423   8,264,423
Notes payable......................................................   2,415,800     229,000
Accumulated deficit................................................  (8,248,977) (8,422,314)
Total stockholders' equity (deficit)...............................  (2,639,946)  7,126,717

------------------------

(1) See "Pro Forma Net Loss Per Share" in Note 1 of Notes to Financial Statements. Reflects the shares of Series A Voting Preferred Stock which convert into shares of Common Stock effective upon consummation of this offering, as if converted and outstanding from their original date of issuance.

(2) As adjusted to give effect to the sale by the Company of 2,000,000 Units at an assumed initial public offering price of $6.00 per Unit, after deducting the underwriting discount and estimated offering expenses and the receipt of net proceeds therefrom, and the repayment of principal and interest of approximately $2,425,000 pursuant to the terms of certain promissory notes. See "Capitalization."

                                  RISK FACTORS

    EXCEPT FOR HISTORICAL INFORMATION, STATEMENTS CONTAINED HEREIN UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "BUSINESS," AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," INCLUDING STATEMENTS CONCERNING (I) THE COMPANY'S STRATEGY, (II) THE COMPANY'S EXPANSION PLANS, (III) THE MARKET FOR THE COMPANY'S PRODUCTS, AND (IV) THE EFFECTS OF GOVERNMENT REGULATION OF THE COMPANY'S PRODUCTS CONTAIN FORWARD-LOOKING STATEMENTS CONCERNING THE COMPANY'S OPERATIONS, ECONOMIC PERFORMANCE AND FINANCIAL CONDITION. BECAUSE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS." IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS IN THE UNITS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, BEFORE PURCHASING THE UNITS OFFERED HEREBY.

NEW TECHNOLOGIES

    The use of plants for each of the purposes for which the Company proposes to use them has yet to be shown to be commercially viable. Although the Company has shown that its phytoremediation techniques can reduce unwanted metals in contaminated soil, the effectiveness of this process over a broad spectrum of conditions has not been established. The Company has shown that targeted minerals can be absorbed in its plants in significant quantities but has not completed testing with respect to the speciation and bioavailability of the targeted minerals in that form. The Company has not yet produced proteins from plants in commercial quantities. In addition to the remaining technological uncertainties, the novelty of the Company's technologies creates significant uncertainty as to market acceptance. Companies introducing novel alternatives to existing technologies generally are required to overcome initial market skepticism, in particular when the Company introducing the technology is not a recognized supplier to such markets. There is no assurance that the Company will be successful in offering a commercially viable product or service or that any such product or service, if offered, will be accepted by a broad spectrum within its target market.

CONTINUING LOSSES; NEED FOR ADDITIONAL FINANCING

    The Company has incurred losses since its inception and expects to continue to incur losses at least through the end of the current fiscal year. The timing and remaining expense associated with bringing the Company's technologies into full commercial operation are subject to considerable uncertainty. While the Company believes that the proceeds of this offering will be sufficient to fund its budgeted capital requirements for at least the next 12 months, unanticipated events could cause such proceeds to be depleted earlier than anticipated. There is no assurance that the Company will be able to bring any of its technologies into full commercial production with the proceeds of this offering or that additional capital resources will be available to the Company if needed. Adequate funds to meet the Company's working capital requirements, whether obtained through financial markets, corporate strategic alliances, additional equity offerings or from other sources, may not be available to the Company when required or may not be available on terms acceptable to the Company. Any such additional financing may result in significant dilution to existing stockholders or the issuance of securities with rights superior to those of the Common Stock. In the event the Company is unable to raise or borrow additional funds, the Company may be required to curtail significantly one or more of its research and development programs or seek additional third-party funds by relinquishing the marketing, distribution, development or other rights to the Company's products and services under development.

UNCERTAINTY OF MARKET ACCEPTANCE OF PHYTOREMEDIATION SERVICES

    While the Company's phytoremediation services have been shown to be effective in field trials, numerous factors may affect the commercial viability of the service over a broad range of growing conditions. Factors such as climate, soil conditions, local regulations or timing considerations may make the Company's phytoremediation services unsuitable for a particular project. Because of the limited testing of the service to date, there is no assurance that it will be proven to be commercially viable over a wide range of conditions. The market for bioremediation services generally is substantially affected by the actions of the various regulatory organizations with responsibility for environmental cleanup. Unless remediation is required by regulatory authorities or as a condition of the sale or new use of a property, the owner has little incentive to incur cleanup costs. Even where remediation is required, bioremediation must compete with other technologies based on cost and effectiveness. There is no assurance that the perceived need for bioremediation will continue to support a vital market for such services.

UNCERTAINTY REGARDING CONSUMPTION OF NUTRITIONAL SUPPLEMENT PRODUCTS

    Although the ingredients in the Company's nutritional supplement products are minerals for which there is a long history of human consumption, the Company's products contain innovative ingredients or combinations of ingredients. Although the Company believes all of its products to be safe when taken as directed by the Company, there is little long-term experience with human consumption of these innovative product ingredients or combinations thereof. Although the Company performs research and/or tests the formulation and production of its products, it has only begun to sponsor limited nutritional studies.

MANUFACTURING CAPABILITY

    The Company has only limited investments in manufacturing resources and will depend substantially on contract manufacturers. There is no assurance that the Company will be able to develop adequate manufacturing resources. Significant time, expense and management resources would be required to develop internal manufacturing capacity should the Company elect that alternative.

COMPETITION

    The Company's future success will depend in part on its ability to maintain a competitive position with respect to evolving technologies. There is no assurance that existing approaches or those under development or developed in the future by others will not render the Company's current or future products or services obsolete or noncompetitive. Moreover, traditional approaches to the Company's chosen markets can be expected to have continuing market appeal and, accordingly, present a serious competitive threat to the Company. The Company competes against numerous companies, most of which have substantially greater financial, research and development, testing, marketing and production resources than does the Company, have established name recognition in their target markets and are better equipped than is the Company to develop, market and manufacture competitive products and services. Several such companies have programs, or have initiated active product development programs, in remediation or nutritional supplements. See "Business--Competition."

GOVERNMENT REGULATION

    Certain of the Company's products and services may require regulatory approval prior to or during commercialization. There is no assurance that the Company or its collaborative partners will be able to obtain any necessary approvals. The effect of government regulation may be to delay marketing of new products for a considerable or indefinite period of time, to impose costly procedures upon the Company's activities and to provide a marketplace advantage to companies that compete with the Company. There is no assurance any regulatory approval for products or services developed by the Company will be granted on a timely basis, if at all. Any delay in obtaining, or failure to obtain, maintain or review such approvals could materially and adversely affect the marketing of the Company's products and the ability to generate product revenue and earnings. See "Business--Government Regulation."

PATENTS AND PROPRIETARY RIGHTS

    The Company's success will, in part, depend on its ability to obtain patents on its products, obtain licenses to use third party technologies, protect its trade secrets and operate without infringing on the proprietary rights of others. There is no assurance that the Company's pending patent applications will issue as patents, that any issued or pending patent will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity and prevent infringement of a patent is substantial. There is no assurance that others will not independently develop similar technologies or duplicate the Company's technology or design around the patented aspects of the Company's technology or that the Company's proposed technology will not infringe patents or proprietary rights owned by others, licenses to which may not be available to the Company. Competitors of the Company may possess or obtain patents claiming products or processes that are necessary for or useful to the development, use or manufacture of the Company's products. Such competitors could bring legal actions against the Company claiming infringement by its products and processes and seeking damages and injunctive relief. In that event the Company might be required to obtain licenses from others to continue to develop, manufacture or market its products or be required to cease those activities. For example, there is no assurance that the Company will be able to obtain such licenses on commercially reasonable terms or that the patents underlying the licenses will be valid and enforceable.

    The Company also relies upon unpatented proprietary technology. There is no assurance that the Company can adequately protect its rights in such unpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary information or techniques, otherwise gain access to the Company's proprietary technology, or disclose such technology. See "Business--Patents."

POTENTIAL LIABILITY

    Various federal, state and local laws and regulations have been enacted covering the handling and management of toxic substances and creating liability for environmental contamination caused by them. The Company is likely to be subject to extensive compliance review by federal, state and local environmental regulatory authorities. There is no assurance that the Company's operations or activities will not result in civil or criminal enforcement actions or private actions, resulting in mandatory cleanup requirements, revocation of required permits or licenses, denial of applications for future permits, or significant fines, penalties or damages, any of which could have a material adverse effect on the Company, its operations and financial condition. The Company is subject to laws which regulate its procedures for waste treatment, storage, recycling, transportation and disposal activities. So-called "toxic tort" litigation has increased markedly in recent years as those injured by contamination seek recovery for personal injuries or property damage. While these developments may enhance the market for the Company's services, they also present a liability exposure or risk should the Company be deemed to be responsible for contamination or pollution caused or increased by the Company's normal operations, including disposal of plant residue, roots or foliage, or by negligence or other misconduct on the part of the Company.

    The Company may also be exposed to liability based on claims that its nutritional supplements were harmful or ineffective. Although the Company does not intend to manufacture drugs or other products with a high potential for adverse effects, it may be exposed to a variety of claims, including claims associated with product tampering by others. Such claims, even if lacking in foundation, can cause material damage to the Company's reputation, can cause the Company material expense, for example to fund a product recall, or can result in material litigation expense. The Company expects to purchase liability insurance when and to the extent such insurance is available on a cost effective basis. However, there is no assurance that such insurance will be available to the Company on a cost effective basis or at all.

DEPENDENCE ON, ATTRACTION AND RETENTION OF KEY PERSONNEL

    Because of the specialized nature of the Company's technology, the Company is highly dependent upon existing management and its ability to attract and retain qualified executive officers and scientific personnel for research and development activities conducted or sponsored by the Company. Phytotech is currently seeking to recruit additional qualified marketing, scientific and technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities and there is no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development and commercialization of its products.

POSSIBLE VOLATILITY OF STOCK PRICE

    The market price of the Common Stock and Warrants may fluctuate significantly based on variations in the Company's results of operations or other factors. The Company's results of operations could be adversely affected by a number of factors, some of which are beyond the Company's control, including economic downturns, variations in demand for remediation technology or nutritional supplements, changes in the mix of products sold, price changes in response to competition, increases in the cost of raw materials and possible supply shortages. In particular, the market price of the Common Stock could be materially adversely affected by reports by official or unofficial health and medical authorities and the general media regarding the potential health benefits or detriments of products sold by the Company or of similar products distributed by other companies regardless of whether such reports are scientifically supported and regardless of whether the Company's operating results are likely to be affected by such reports, as well as by consumer perceptions regarding the safety and efficacy of the Company's remediation services or nutritional supplements and consumer preferences generally. In addition, the stock market in general has experienced wide price and volume fluctuations in recent periods, and these fluctuations are often unrelated to the operating performance of the specific issuers whose stock is affected.

ABSENCE OF PUBLIC MARKET

    Prior to this offering, there has been no public market for the Common Stock. Although the Company has applied to list the Common Stock on the Nasdaq SmallCap Market, there is no assurance that an active trading market for the Common Stock will develop or be sustained. The initial public offering price of the Units will be determined by negotiations among the Company and the Underwriters and will bear no direct relationship to the Company's historical performance, assets, net worth or book value, or any other generally accepted valuation criteria.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of this offering, the Company will have 4,556,489 shares of Common Stock outstanding. The 2,000,000 shares of Common Stock sold in this offering and any shares of Common Stock issuable or exercise of Warrants will be freely tradeable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), unless held by an "affiliate" of the Company. The remaining 2,556,489 shares of Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act, and may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. Of such 2,556,489 shares, 1,028,889 are held by affiliates, with 2,554,267 shares held for longer than one year. The remaining 1,527,600 shares are held by nonaffiliates, with 1,258,333 shares held longer than 2 years and 240,978 shares held longer than 1 year but less than 2 years.

    In general, under Rule 144 as currently in effect, a shareholder (or shareholders whose shares are aggregated) who has beneficially owned any restricted securities for at least one year (including a shareholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of
(i) 1% of the then
outstanding shares of Common Stock (45,565 shares based on 4,556,489 shares of Common Stock outstanding upon completion of this offering, assuming the Underwriter's over-allotment option is not exercised) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceeding the date on which notice of such sale is given to the Commission, provided certain public information, manner of sale and notice requirements are satisfied. A shareholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and senior management of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities, unless such sale is registered under the Securities Act. A shareholder (or shareholders whose shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such shareholder, and who has beneficially owned restricted shares for at least two years will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

    As of the date of this Prospectus, options to purchase a total of 253,333 shares of Common Stock were outstanding at exercise prices ranging from $.45 to $.68 per share, of which options to purchase 56,444 shares of Common Stock are currently exercisable. As of the date of this Prospectus, warrants to purchase 671,091 shares of Common Stock were issued or issuable at exercise prices ranging from approximately $3.60 to $9.00 per share (assuming an initial public offering price of $6.00 per unit), all of which are currently exercisable. Certain security holders of the Company have the right to require the Company to register shares of Common Stock obtainable by them as a result of the Conversions or on exercise of warrants. See "Description of Securities--Registration Rights." Such shares if, registered, would be immediately tradable.

    The underwriters have requested that all persons holding more than 5% of the Common Stock prior to this offering, agree not to sell, offer to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of the Representative, for a period of one year after the date of this Prospectus. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock from time to time. The sale of a substantial number of shares, whether pursuant to public offerings or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Units are estimated to be approximately $9,940,000 (approximately $11,506,000 if the Underwriters' overallotment option is exercised in full), assuming an initial public offering price of $6.00 per Unit and after deducting underwriting discounts and estimated
offering expenses of approximately $         .

    The Company intends to use approximately $600,000 of proceeds to fund internal research and development activities and $900,000 to fund research by outside collaborators. Of this amount, approximately $200,000 will be paid to Rutgers, the State University of New Jersey ("Rutgers") over the next 24 months under the Research Agreement. See "Business--Phytoremediation." The Company also intends to use approximately $2.4 million to repay outstanding promissory notes. The Company plans to use approximately $2.0 million of the net proceeds to fund its sales and marketing efforts.

    The remaining net proceeds of approximately $4.0 million will be used for working capital and general corporate purposes. Pending application of the net proceeds as set forth above, the Company intends to invest the net proceeds in short term, investment grade interest-bearing securities. The Company may reallocate the use of the net proceeds to meet unanticipated technological or other changes in the Company's business. The Company currently believes that its existing capital resources, together with the net proceeds of this offering and interest earned thereon, will satisfy the Company's capital requirements at least through the 12 months following this offering.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock. The Company intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                    DILUTION

    At March 31, 1998, the Company had a net deficit in tangible book value of $(2,639,946) or $(1.03) per share of Common Stock. Net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, after giving effect to the Conversions and the repayment of principal and interest of approximately $2,425,000 pursuant to the terms of certain promissory notes. After giving effect to the sale of 2,000,000 Units in this offering at an assumed initial public offering price of $6.00 per Unit (attributing no value to the Warrants), and after deducting the underwriting discounts and estimated offering expenses, the pro forma net tangible book value of the Company as of March 31, 1998 is $7,126,717 or $1.56 per share of Common Stock. This represents an immediate dilution of $4.44 per share to new investors. The following table illustrates the per share dilution:

Assumed initial public offering price per share......................................             $    6.00
  Pro forma net deficit in tangible book value per share as of March 31, 1998........  $   (1.03)
  Increase in net tangible book value per share attributable to this offering........       2.59
                                                                                       ---------
Pro forma net tangible book value per share after this offering......................             $    1.56
                                                                                                  ---------
Dilution per share to new investors..................................................             $    4.44
                                                                                                  ---------
                                                                                                  ---------

    The following table summarizes as of March 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid therefor and the average price per share paid by the existing stockholders (giving effect to the Conversions) and by new investors in this offering, at an assumed initial public offering price of $6.00 per Unit (attributing no value to and no exercise of the Warrants), before deduction of the estimated underwriting discount and estimated offering expenses payable by the Company.

                                                  SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                               -----------------------  --------------------------   PRICE PER
                                                 AMOUNT      PERCENT       AMOUNT        PERCENT       SHARE
                                               ----------  -----------  -------------  -----------  -----------
Existing stockholders........................   2,556,489        56.1%  $   5,571,031        31.7%   $    2.18
New investors................................   2,000,000        43.9%     12,000,000        68.3%   $    6.00
                                               ----------       -----   -------------       -----
    Total....................................   4,556,489       100.0%  $  17,571,031       100.0%
                                               ----------       -----   -------------       -----
                                               ----------       -----   -------------       -----

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1998 (giving effect to the Reverse Split and certain redesignations of capital stock approved by the Board of Directors on April 21, 1998) (i) on an actual basis, (ii) on a pro forma basis to reflect the Conversions, and (iii) on a pro forma as adjusted basis to reflect the sale of 2,000,000 Units in this offering at an assumed initial public offering price of $6.00, (attributing no value to the Warrants) the receipt of the estimated net proceeds therefrom and the repayment of the Company's outstanding promissory notes. See "Description of Securities."

                                                                               MARCH 31, 1998 (UNAUDITED)
                                                                       -------------------------------------------
                                                                                                       PRO FORMA
                                                                          ACTUAL        PRO FORMA     AS ADJUSTED
                                                                       -------------  -------------  -------------
Notes payable........................................................  $   2,415,800  $   2,415,800  $     229,000

Stockholders' equity (deficit):

    Series A Voting Preferred Stock:
      Authorized 10,000,000 shares; issued and outstanding 6,364,500 shares on an actual basis; none issued and outstanding on a
        pro forma and pro forma as adjusted basis....................      5,205,654       --             --

    Voting Common Stock:
      Authorized 30,000,000 shares; issued and outstanding 910,000,
        2,556,489 and 4,556,489 shares on an actual, pro forma and
        pro forma as adjusted basis, respectively....................        308,245      5,571,031     15,511,031

    Non-Voting Common Stock:
      Authorized 1,111,111 shares; issued and outstanding 232,156 shares; none issued and outstanding on a pro forma and pro
      forma as adjusted basis........................................         57,132       --             --

Additional paid-in capital...........................................        385,000        517,000        517,000
Deferred compensation................................................       (347,000)      (479,000)      (479,000)
Accumulated deficit..................................................     (8,248,977)    (8,248,977)    (8,422,314)
                                                                       -------------  -------------  -------------
Total stockholders' equity (deficit).................................     (2,639,946)    (2,639,946)     7,126,717
                                                                       -------------  -------------  -------------
Total capitalization (deficit).......................................  $    (224,146) $    (224,146) $   7,355,717
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            SELECTED FINANCIAL DATA

    The following selected financial data as of and for each of the years in the two-year period ended December 31, 1997 have been derived from the financial statements of the Company included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the Company's unaudited financial statements included elsewhere in this Prospectus. In the opinion of management of the Company, such unaudited financial statements have been prepared on a basis consistent with the audited financial information and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information set forth herein. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998. The selected financial data set forth below are qualified in their entirety and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the other financial information included elsewhere in this Prospectus. The selected financial data should also be read in conjunction with the financial statements, the related notes and the independent auditors' report appearing elsewhere in this Prospectus. The independent auditors' report contains an explanatory paragraph which states that the Company's recurring losses from operations and insufficient working capital raise substantial doubt about the Company's ability to continue as a going concern. The financial statements and the selected financial data do not include any adjustments that might result from the outcome of that uncertainty.

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            MARCH 31,
                                             --------------------------  -------------------------
                                                1996            1997        1997          1998
                                             ----------      ----------  -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Grant revenue............................  $  325,572      $  270,936  $   122,431   $   116,942
  Commercial revenue.......................      67,897         190,516        3,500        73,088
                                             ----------      ----------  -----------   -----------
Total revenue..............................     393,469         461,452      125,931       190,030
                                             ----------      ----------  -----------   -----------
Operating expenses:
  Research and development.................   1,768,334       2,199,590      460,117       345,226
  General and administrative...............   1,157,754       1,189,560      360,239       324,857
                                             ----------      ----------  -----------   -----------
Total operating expenses...................   2,926,088       3,389,150      820,356       670,083
                                             ----------      ----------  -----------   -----------
Other income (expense).....................      66,892         (27,443)       5,469       (30,867)
                                             ----------      ----------  -----------   -----------
Net loss...................................  $(2,465,727)    $(2,955,141) $  (688,956) $  (510,920)
                                             ----------      ----------  -----------   -----------
                                             ----------      ----------  -----------   -----------
Pro forma basic and diluted net loss per
 share (1).................................  $    (1.03)     $    (1.16) $     (0.27)  $     (0.20)
Shares used in computing pro forma basic
 and diluted net loss per share (1)........   2,404,218       2,545,113    2,527,400     2,555,399

                                                                                DECEMBER 31, 1997
                                                                                -----------------  MARCH 31, 1998
                                                                                                   --------------
                                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.....................................................    $       5,326     $     47,326
Working deficit...............................................................       (1,372,292)      (1,737,763)
Total assets..................................................................          550,841          749,423
Notes payable.................................................................        1,762,360        2,415,800
Accumulated deficit...........................................................       (7,738,057)      (8,248,977)
Deficit in stockholders' equity...............................................       (2,148,806)      (2,639,946)

------------------------

(1) See "Pro Forma Net Loss Per Share" in Note 1 to Notes to Financial
    Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS AND THE NOTES THERETO. THE DISCUSSION OF RESULTS, CAUSES AND TRENDS SHOULD NOT BE CONSTRUED TO IMPLY ANY CONCLUSION THAT SUCH RESULTS OR TRENDS WILL NECESSARILY CONTINUE IN THE FUTURE.

OVERVIEW

    Since its inception in April 1993, the Company has devoted its resources to research and development of plant-based biotechnology approaches to environmental, nutritional and commercial protein markets, assembling a management team, and raising capital. As an early stage company, the Company is subject to all the risks inherent in establishing a new business, including the risk that full-scale operations may not occur.

    The Company had revenues of approximately $461,000 in 1997 and anticipates increased revenues in 1998. The Company has been unprofitable since inception and anticipates that it will continue to incur significant expenses as it transitions to full-scale commercial operations. The Company has begun to shift its emphasis from research and development of its phytoremediation products to focus on the commercialization of this technology. With respect to its nutritional supplements products, the Company intends to increase its research and development expenditures over the next 12 months to include preparation and completion of laboratory testing, commencement of certain toxicology studies and nutritional trials and other research and development expenses. Historic spending levels are not indicative of anticipated future spending levels because the Company is entering a period in which it may increase spending to exploit its technology, broaden the introduction of its products into the market, and expand manufacturing capacity. For these reasons, the Company expects to continue operating at a loss through at least 1998. There is no assurance that the Company will ever achieve profitability or if achieved, that such profitability can be sustained.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    Grant revenue for the three months ended March 31, 1998 decreased by $5,489 or 4% to $116,942 from $122,431 for the three months ended March 31, 1997. Commercial revenue for the three months ended March 31, 1998 increased by $69,588 to $73,088 from $3,500 for the three months ended March 31, 1997 as the Company transitioned to material commercial operations with an increase in commercial sales efforts and growing industry acceptance of the Company's technology. As a result of the foregoing factors, the Company's total revenue for the three months ended March 31, 1998 increased by $64,099 or 51% to $190,030 from $125,931 for the three months ended March 31, 1997.

    Research and development expenses for the three months ended March 31, 1998 decreased $114,891 or 25%, to $345,226 from $460,117 for the three months ended March 31, 1997. The decrease was primarily attributable to substantial completion of development efforts for the Company's phytoremediation products. The Company expects research and development expenses to increase in the future and to be funded primarily from the proceeds of this offering.

    General and administrative expenses for the three months ended March 31, 1998 decreased $35,382, or 10%, to $324,857 from $360,239 for the three months ended March 31, 1997. The decrease was primarily attributable to cost controls implemented by the Company in the period. General and administrative expenses are expected to increase in future periods due to the hiring of additional sales staff, expanded marketing efforts and increases in professional fees.

    As a result of the foregoing factors, including interest expenses of $30,867, the Company's net loss for the three months ended March 31, 1998 decreased $178,036, or 26%, to $510,920 from $688,956 for the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    Grant revenue for the year ended December 31, 1997 decreased by $54,636 or 17% to $270,936 from $325,572 for the year ended December 31, 1996. Commercial revenue for the year ended December 31, 1997 increased by $122,619 or 181% to $190,516 from $67,897 for the year ended December 31, 1996 reflecting the commencement of material commercial operations. As a result of the foregoing factors, the Company's total revenue for the year ended December 31, 1997 increased by $67,983 or 17% to $461,452 from $393,469 for the year ended December 31, 1996.

    Research and development expenses for the year ended December 31, 1997 increased $431,256, or 24%, to $2,199,590 from $1,768,334 for the year ended
December 31, 1996. The increase was primarily attributable to increased development efforts related to the Company's nutritional supplement products. The Company's development efforts with respect to its nutritional supplement products included preparation and completion of laboratory testing, preparation for certain bioavailability studies and nutritional trials.

    General and administrative expenses for the year ended December 31, 1997 increased $31,806, or 3%, to $1,189,560 from $1,157,754 for the year ended December 31, 1996. The increase was primarily attributable to the hiring of additional personnel.

    As a result of the foregoing factors, including interest expense of $33,989, the Company's net loss for the year ended December 31, 1997 increased $489,414, or 20%, to $2,955,141 from $2,465,727 for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations primarily through the sale of equity securities and the issuance of promissory notes. From inception (April 15, 1993) through March 31, 1998, the Company raised net proceeds of approximately $5,402,000 through private sales of equity securities and $1,867,000 from the issuance of promissory notes. The Company had cash and cash equivalents of $47,326 at March 31, 1998.

    The Company has incurred net operating losses since its inception and expects net operating losses for at least the rest of 1998 as it continues its commercialization efforts. The Company will incur additional net operating losses until it can generate sufficient revenue from product sales, licenses and other fees to fund continuing operations.

    While the Company has not had any operating profits, the Company believes that its current capital resources and the proceeds of this offering will enable it to maintain its current and planned operations for at least the next 12 months. However, there is no assurance that there will not be a change in the Company's operations that would consume available resources more rapidly than anticipated. The Company will need substantial funds to support its long term product development programs. The Company has no established bank financing arrangement and it is unlikely that the Company will establish a bank financing arrangement in the foreseeable future. The Company's future capital requirements will depend on many factors, including, without limitation, the progress of the Company's commercialization efforts, research and development programs, the progress and results of toxicology studies and nutritional trials, the timing and costs involved in obtaining regulatory approvals and the costs of filing, prosecuting, defending and enforcing patents.

NET OPERATING LOSS AND RESEARCH AND DEVELOPMENT CREDIT CARRYFORWARDS

    As of December 31, 1997 the Company had net operating loss ("NOL") carryforwards of approximately $6,875,000 for federal and state income tax reporting purposes. These loss carryforwards will expire beginning in 2000 for state tax purposes and 2008 for federal tax purposes, if not utilized. The Company also has research and development ("R&D") credit carryforwards of approximately $119,000 as of December 31, 1997, which are available to reduce federal income taxes, if any, through 2008. Changes in ownership, as defined in
Section 382 of the Internal Revenue Code of 1986, as amended, resulting from prior sales of the Company's equity securities and the sale of the Units, could limit the annual deductibility of a substantial portion of the NOL and R&D credit carryforwards. See Note 10 of Notes to Financial Statements.

                                    BUSINESS

OVERVIEW

    The Company's core technology has evolved out of research initially performed at Rutgers on the ability of select plants, under certain conditions, to absorb very high concentrations of various metals, either in the stems and leaves ("Phytoextraction") or in the roots ("Rhizofiltration") of the plant. All plants absorb minerals from the soil or water in which they are growing, but the ability to absorb very high concentrations of particular heavy metals, such as lead or uranium, presents the opportunity to use this process for commercial purposes. The Company was formed to develop the commercial applications of this technology.

    The emerging market for Phytotech's plant-based products and services in processing and manufacturing presents an immediate opportunity for rapid technical and commercial growth. Phytotech is exploring the applications of plant biotechnology to create a unique, proprietary portfolio of products and services. Phytotech's commercialization strategy is to capitalize on its technologies through both the licensing and sale of superior products and services. Phytotech currently offers waste cleanup ("bioremediation") services using plants grown under carefully controlled conditions to absorb and dispose of unwanted metals, such as lead or uranium, from toxic waste sites. It has also developed and is beginning to market nutritionally important minerals absorbed in plants and is beginning to develop technology for the production of high value proteins in plants.

    Phytotech's ultimate goal is to develop a portfolio of proprietary technologies based on its expertise in plant physiology, soil science, agronomy, molecular biology and related areas and to commercialize these technologies internally or through licensing or joint venture relationships with other companies. Phytotech expects to continue to perform and commission applied research in areas where its management believes that there is good potential to develop commercial products. The Company intends to protect its diverse portfolio of proprietary technologies, demonstrate their commercial feasibility and market these technologies either directly, where such sales do not require skills or other assets outside of Phytotech's scope of business, or through licensing, joint venture or other relationships with industry partners having complementary services and technologies.

PHYTOREMEDIATION

    TECHNOLOGY. The term phytoremediation refers to the use of plants to treat contaminated soil and water. The Company has demonstrated the feasibility of phytoremediation in a number of field trials and several commercial projects which have led to the development of two distinct approaches to cleanup:

    PHYTOEXTRACTION: the use of metal-accumulating plants to transport and concentrate metals from the soil into the leaves and stems;

    RHIZOFILTRATION: the use of plant roots to absorb, concentrate and precipitate toxic metals from polluted water.

    By screening and selection procedures focused on known, well characterized crop species, Phytotech has identified superior metal-accumulating plant lines for phytoextraction. The Company has shown that such plants can accumulate lead, uranium, cesium, strontium, chromium, zinc, selenium, manganese, calcium, iron and magnesium from soils into the above-ground, harvestable shoots.

    Phytotech has investigated several approaches to increasing the phytoextraction capacity of plants. The Company screened numerous plants in order to isolate high-performing cultivars and identified soil amendments and other processes that increase the efficiency of phytoextraction. The phytoextraction process currently employed by the Company is shown below:

                    THE PHYTOEXTRACTION PROCESS IN THE FIELD

                                  [CHART]

    In the Company's Rhizofiltration process, hydroponically cultivated plants remove heavy metals from water and concentrate them in the roots. Once the water has been cleaned, the plants can be easily removed, replaced with fresh plants at low cost, and the process continued. The plants containing heavy metals can be disposed of or treated to recycle the metal. In addition to lead, plant roots can effectively remove uranium, strontium, cesium and zinc to concentrations within accepted state and federal water standards.

    TECHNOLOGY DEVELOPMENT. The initial theoretical work on phytoremediation was performed by scientists at Rutgers. Rutgers and the Company executed a Research Agreement on November 19, 1993 (as amended, the "Research Agreement") to perform certain studies and field trials for the phytotreatment of heavy metals. The initial term of the Research Agreement was for a three year period. As currently extended, the Research Agreement expires August 13, 2002 but may be extended, renewed, or amended by the mutual written agreement of both parties. The Company agreed to reimburse Rutgers for all direct and indirect costs during the initial three-year term, and has agreed to reimburse Rutgers for certain additional cost up to $500,000. The Research Agreement may also be terminated by either party without further financial obligation by giving at least ninety (90) days written notice.

    Legal title to intellectual property conceived or discovered in the performance of the Project is vested in Rutgers, subject to the terms and conditions of the Research Agreement. Rutgers must promptly notify the Company once it has identified any potentially valuable intellectual property conceived and/or made during the term of the Research Agreement. If the Company directs that a patent application or application for other intellectual property protection be filed, Rutgers must promptly prepare, file and prosecute such U.S. and foreign application(s) in Rutgers' name. The Company will bear all costs incurred in connection with the preparation, filing, prosecution and maintenance of U.S. and foreign application(s) directed to such intellectual property. If the Company does not request Rutgers to file for protection of intellectual property in any country, or decides to discontinue the financial support of any patent prosecution, Rutgers may pursue whatever course it deems necessary to protect its intellectual property, and Rutgers will have no further obligation to the Company to option or to license with regard to that country. The Company and Rutgers executed an Exclusive License Agreement in September 1997. Under the Exclusive License Agreement, Phytotech is obligated to pay a royalty to Rutgers equal to 2 1/2% of revenues from projects employing the licensed technology (subject to increases to 3.5% and 5% at annual revenue rates of $250 million and $500 million, respectively) and is entitled to the exclusive use of the licensed technology subject to certain non commercial exceptions. The Exclusive License Agreement covers the life of the patents comprising the technology, subject to earlier termination for breach of the Exclusive License Agreement.

    FIELD TRIALS. Phytotech has conducted field trials over the last three years to demonstrate metal accumulation from soil and water on selected sites. These trials have provided the Company with the opportunity to validate the technology, educate the public and accrue on-site experience. Current field trials are designed to improve the performance of phytoextraction with lead and uranium.

    In 1996 and 1997, Phytotech conducted a field trial on a lead-contaminated, abandoned industrial site in Trenton, New Jersey. Six croppings of plants over two growing seasons on this site have, to date, reduced the lead contamination on 75% of the treated area to within New Jersey residential standards. This site is the location of the Superfund Innovative Technology Evaluation Program the Company is conducting in collaboration with the United States Environmental Protection Agency ("EPA"). Phytoextraction results of lead from soil at the Trenton test plot is shown below. The New Jersey residential standard for lead in soil is 400 ppm or less.

                        TOTAL SOIL LEAD AT TRENTON SITE

                                 [CHART]

                       A 30' x 160' site in Trenton, NJ.
      Grey scale at right of figure represents parts per million of lead.

    MARKET OPPORTUNITY. The EPA and various state environmental agencies determine the requirements for, and standards applicable to, the clean-up and remediation of contaminated property in the United States. Published reports estimate that there are more than 30,000 sites in the U.S. requiring hazardous waste treatment services. The Company believes heavy metals comprise a particularly problematic component of this market, because no permanent, low cost solutions exist for remediation of metal contamination. Phytotech is applying its phytoremediation technology to the cleanup of such metal contaminated sites, a U.S. market estimated by the EPA to be $35 billion over the next five years. Based on these assumptions, the Company believes that the potential U.S. market for its technology in treating heavy metals as the sole contaminant on a site is of an order of magnitude of approximately $100 million per year. Expansion of this technology to the treatment of sites contaminated with a mixture of heavy metals and hazardous organic compounds could increase the market to approximately $600 million per year. As a practical matter, Phytotech can expect to be a serious candidate for only a small fraction of these markets. Phytotech's approach is to penetrate the existing market by targeting sites that can currently only be treated using very costly removal and burial technology and that offer attractive pricing and liability management options.

    The emerging radioactive contamination treatment market, estimated at $250 billion, represents a substantial domestic and international opportunity. Radionuclides are elements whose nuclei are unstable and transform into other elements through radioactive decay. This process releases ionizing radiation that can damage or destroy living cells. A variety of health risks, particularly various forms of cancer, are associated with exposure to radionuclides. The Company believes that conventional technology (excavation and landfill) is significantly more expensive than a plant-based treatment. The Company is currently field testing and exploring the commercial application of licenses for its technology to the remediation of these sites.

    TARGET CUSTOMER GROUPS. The Company is targeting its marketing efforts toward:

    - Owners of contaminated sites in the private and public sectors identified through lists published by the EPA, state and local environmental regulatory agencies as well as through established relationships with industry;

    - Large companies with significant environmental liabilities, including many Fortune 500 companies;

    - Companies in industries known for toxic-metal pollution problems, such as metal smelters; primary and secondary metal manufacturers; scrap metal recyclers; paint manufacturers; battery recycling and production facilities; chemical and petrochemical manufacturers; automobile manufacturers; utility companies; transportation; the mining industry; and landfill operators.

    COMMERCIALIZATION STATUS. Phytotech's phytoremediation technology has been available on a commercial scale since mid-1997. The Company has demonstrated the effectiveness of its technology in the field in several demonstration and pilot scale programs since 1995. Phytotech has entered into several commercial contracts for the 1998 phytoremediation season and has initiated clean-ups under state and federal regulated programs for private and public sector clients.

    To date, the Company has been awarded nine contracts or subcontracts for feasibility-scale studies, a full-scale remediation under the EPA Region I voluntary corrective action program, and two full-scale treatment projects. Additionally, a major electric utility is evaluating the technology for use as a process application to prevent the build-up of metals in its wastewater sprayfields. Revenues for commercial phytoextraction technology projects totaled $190,000 in 1997. Current funding commitments for work to be performed in 1998 under grants and contracts exceeds $600,000.

    The Company has entered into a Cooperative Research and Development Agreement ("CRADA") with the EPA to evaluate the efficacy of the Company's lead removal phytoremediation technology at a contaminated site as part of the EPA's Superfund Innovative Technology Evaluation ("SITE") program. The EPA's review is expected to be concluded in 1998 and a report on the outcome of the study issued thereafter. The Company believes that approval by the EPA would enhance the use of the technology in the Superfund program.

    The Company is pursuing both domestic and international markets through licensing arrangements with third parties. The Company believes that the European market is equal to, and growing more rapidly than, the U.S. market. Because phytoremediation is based on established agricultural practices and an easily transferable applications technology, all of the necessary materials can be manufactured at or near the treatment site. The Company is expanding its market overseas through marketing arrangements with UI USA, Inc., a subsidiary of Credit Agricole. UI USA, Inc. has arranged a technology evaluation agreement for European applications of the Company's technology between Phytotech and ATE, Inc., a subsidiary of Rhone Poulenc. Additionally, Phytotech has recently been awarded a contract for a rhizofiltration treatability study of arsenic and uranium contaminated groundwater from the Ammon-Zarga basin in Jordan.

    COMPETITION. The diversity of technological approaches for hazardous waste remediation has resulted in a fragmented industry. In 1996, the top 30 remediation companies reported combined treatment revenues of $4.5 billion from U.S. projects, approximately half of the estimated $9 billion spent annually in the U.S. for hazardous waste treatment. Standard options for the treatment of soils contaminated with metals includes excavation and disposal in landfills, stabilization or capping, which consists of covering the site with an impermeable layer, such as asphalt or concrete. Each of these options does not eliminate the liability, is costly and requires on-going operations and maintenance. Phytotech's technology combines cost advantages with on-site treatment or leaving cleaned soil in place. The high concentrations of metals in Phytotech's plant residues may permit metal recycling, which could eliminate or reduce the need for landfilling of hazardous wastes, and could eliminate the client's liability, rather than simply moving it to another location. However, Phytotech's technology may not be suitable in certain soil conditions, in areas with relatively short growing seasons, where rapid remediation is required or under other specific circumstances.

    Several research institutions or government agencies, such as the United States Department of Energy ("DOE"), the United States Department of Defense ("DOD"), and the United States Department of Agriculture ("USDA"), have phytoremediation programs. The Company believes it has the largest and most advanced soil phytoremediation business in the world.

    The following table sets forth certain information relating to the principal technologies used in soil remediation:

                                           TIME
                             ESTIMATED   REQUIRED
TYPE OF TREATMENT            COST/YD(3)  (MONTHS)
Chemical Fixation             $90-200       6-9
Landfilling                  $100-400       6-9
Soil Leaching                $250-500       12
Phytoextraction               $20-80       12-60
Source: Adapted from M.A. Levin and M.A. Gealt,
1993. Biotreatment of Industrial and Hazardous
Waste, McGraw-Hill, New York, p. 4.

Many other factors affect the relative advantage of the various treatment alternatives, including the particular characteristics of each site. The Company believes that each of the above-listed treatment methods may be suitable for certain sites and not for others.

    Competitive methods of soil treatment are primarily practiced by engineering and remediation services companies that offer excavation and off-site landfilling of contaminated soil as hazardous waste. This approach denudes the site of all contaminated topsoil and is cost prohibitive for large areas. Landfills charge unloading (tipping) fees of $100-400 per ton. This work is highly price competitive with low profit margins. The Company believes that many heavy metals-contaminated sites are best remediated by a combination of phytoextraction and conventional excavation and landfill. Accordingly, Phytotech's strategy is to grant technology licenses and team with a number of these contractors. The use of phytoremediation may provide the opportunity for many sites to move forward that were previously thought to be cost prohibitive and could allow municipalities to address more contaminated sites at reduced cost.

NUTRITIONAL SUPPLEMENTS

    TECHNOLOGY. Phytotech's original discoveries of the ability of selected plants to take up high levels of target metals led the Company to evaluate plants that would accumulate minerals that are essential trace nutrients. In order for a plant to be a practical source of mineral supplements, it must be a recognized, edible species and capable of accumulating large amounts of minerals in its edible parts. Mineral and vitamin supplements have traditionally been available as capsules or tablets. The Company has developed plants containing targeted minerals in such concentrations that the minimum daily adult requirements can be provided in a single tablet or capsule by reducing the plant itself to powder form and encapsulating the powder. The plant is cultivated under controlled conditions so that the metal uptake is specific and the plant does not also accumulate undesirable minerals such as lead, arsenic or cadmium. The Company and outside collaborators have identified edible plants and cultivation conditions capable of producing the required concentrations of the minerals iron, zinc, manganese, selenium and chromium in the edible parts of the plants.

    The following table provides certain information with respect to the mineral content of the Company's selected plants as compared to several "mineral rich" vegetables:


                                      MINERAL CONTENT, MG/G DRY BIOMASS
PLANT                                FE      ZN      MN     SE       CR
Spinach                              0.9    0.07    0.05    --      < .01
Romaine Lettuce                      0.9    0.07     0.1    --      < .01
Red Beet                             0.1    0.07    0.01    --      < .01
Beet Greens                          0.3    0.05     0.1    --      < .01
Green Beans                          0.1    0.03    0.02    --      < .01
Broccoli                             0.1    0.04    0.02    --      < .01
PHYTOTECH'S CRUCIFERS                 30      20       2    1.5         5

Recommended Daily Allowance
  ("RDA") or therapeutic dose:
  mg/day                              15      15       2    0.2       0.2

    BIOAVAILABILITY. Mineral supplements are available to the consumer as organic or inorganic salts of metals manufactured primarily by the chemical industry. Minerals in these forms are difficult for the body to absorb and use. Some minerals, such as selenium and chromium, are also offered as a complex with yeast, which makes them easier for the body to absorb. The bioavailability, or amount actually absorbed by the body, of minerals in supplements has been a long-standing concern, and forms of the minerals that are shown through testing to be more bioavailable are highly valued by consumers. The Company believes that its plant-based minerals may have high bioavailability because the minerals are in a form that is biologically available to the plants and therefore may be similarly available to other organisms. Bioavailability is an important property since the value of the mineral is wasted if it is not taken up and absorbed by the body. The Company has arranged for bioavailability testing with outside laboratories and also conducted its own testing. Preliminary testing of the Company's plants in its laboratories has indicated that its plant-based sources of iron, zinc, chromium and selenium are among the most bioavailable forms of these minerals when compared with other commercially available supplements.

    The Company has executed a Cooperative Research and Development Agreements (CRADA) with the USDA laboratory at Cornell University, Ithaca, New York and is negotiating a similar agreement with the USDA nutritional lab at The Presidio, San Francisco focused on the measurement of mineral bioavailability in the Company's plants. The Cornell lab has proposed to evaluate bioavailability IN VITRO using a method based on transformed human intestinal monolayer cells. The Presidio lab plans to conduct human nutritional studies with volunteers. The Company expects these studies to be completed in 1998.

    SPECIATION. The Company believes that in order to establish a solid scientific basis for the nutritional value of its plant-based supplements, it is important to identify the speciation, or chemical form of the minerals in the plants. One of the Company's scientific collaborators has begun to characterize the speciation of minerals in fresh and dried plants. The speciation of selenium has been completed, and the results of this work are expected to be published in 1998. The speciation of chromium has been partially characterized, and the Company anticipates its collaborators will characterize all of the minerals taken up by its plants.

    FUTURE DEVELOPMENT. Selenium accumulation by plants in the crucifer family, of which broccoli and several of the Company's plants are members, combines the antioxidant and anticarcinogenic aspects of selenium and organoselenium compounds with natural organic antioxidants found in cruciferous plants.

Cruciferous plants and plant extracts are currently sold as nutritional supplements by others because these plants are said to contain particular compounds that have been linked to improved immune functions. The Company believes that organic antioxidants are also present in its plants and is developing the capability to identify and measure these compounds. The Company is planning to measure the antioxidative effect of organoselenium enriched supplements. Phytotech has recently submitted a proposal in collaboration with two academic research institutions to the National Cancer Institute to evaluate the antioxidant and anticarcinogenic properties of its selenium accumulating cruciferous plants.

    MARKET OPPORTUNITY. Recent estimates by THE VITAMIN RETAILER place the annual sales of nutritional supplements worldwide at $20 billion in 1996. According to a 1996 industry survey, the U.S. market totaled $6.5 billion, generated through sales at 38,000 retail outlets and with an annual growth rate of 15%. Vitamin and mineral supplements accounted for 49% of retail sales, and single mineral supplements comprised 10% of such sales.

    The Company's approach to the development of its nutritional supplements includes carefully controlled cultivation conditions, characterized bioavailability and quantified chemical forms of the minerals in its plants at consistent levels and quality standards. The Company will seek to establish the following characteristics for its botanical mineral supplement products:

    - Batch to batch consistency;

    - Precise and carefully controlled quantities of active ingredients;

    - Standardized quality;

    - Solid scientific basis for the benefits of the supplements; and

    - Patented production methods.

    The Company has identified five nutritionally important minerals that can be accumulated in its select plant cultivars at sufficient concentrations to supply 100% of the RDA or recommended daily intake of these supplements. Other mineral and organic supplements are being evaluated by the Company as priorities allow. The minerals under development include:

    SELENIUM. Selenium is an essential trace mineral and is present in all the tissues of the body as an activating component of the enzyme glutathione peroxidase, which has been shown to protect cells from free radical damage. Intake of 50-70 mg ("micrograms") per day is recommended for good health, but even this small amount of selenium can be lacking in many diets. Recently, selenium from a yeast source has been linked in a study by the Arizona Cancer Center to a reduction in the incidence of and mortality from cancers of the colon, prostate and lung. The administered dose of selenium in this study was relatively high compared to multivitamins which typically contain 50 mg selenium.

    CHROMIUM. Chromium is primarily involved in the metabolism of glucose and the synthesis of proteins. Because of its role in insulin production and glucose regulation, chromium depletion has been implicated in hypercholesterolemia and may play a role in the control of glucose levels. Chromium picolinate is promoted by others as an important part of several weight-loss products, and some studies support the use of dietary chromium as a weight loss aid.

    IRON. Every cell in the body contains and requires iron. When its supply is low, diverse symptoms and disorders may result. Iron is required in relatively high doses to maintain proper nutrition. Of all the nutrient allowances, the allowance for iron is the most difficult to obtain from dietary sources, which is why iron is the most common single mineral deficiency in the world.

    The bioavailability of iron in supplements has historically been a problem. The most commonly prescribed iron supplements for women of child-bearing years are poorly absorbed and can cause gastrointestinal upset. Phytotech has preliminary data indicating that the iron in its hyperaccumulating crucifers may be more bioavailable than other commercially available supplements. The Company is planning a human nutritional trial in collaboration with the USDA to document the benefits of PHYTOIRON-TM- as a "natural" iron supplement.

    ZINC. Zinc is an essential trace mineral that is required in relatively high doses and it is among the best selling individual trace minerals in the health food industry. Zinc is an essential component of enzymes for various metabolic processes. Daily intake of zinc lozenges containing 13 mg of zinc has also been reported to ameliorate the symptoms of the common cold. Despite the essential nature of zinc, the human body does not store this mineral, so the body is dependent upon a continual external supply.

    MANGANESE. Manganese is best known as a component in various enzymes, including those involved in the metabolism of protein, lipids and carbohydrates. Manganese is poorly absorbed by the body and is scare in processed foods. Manganese does not have an RDA, but is included in a number of mineral supplement products. Manganese is promoted by nutritional supplement suppliers as having a role as an antioxidant and in maintaining healthy bones.

    COMMERCIALIZATION STATUS. The Company has completed pilot scale studies for iron, zinc, selenium and chromium uptake by its plants. The Company commenced commercial scale production of selenium and chromium containing plants in the first quarter of 1998. The Company expects to proceed with the commercial production of iron, zinc and manganese nutritional supplements as resources permit. The Company is also evaluating several other nutritional minerals as candidates for a plant-based source. Phytotech has entered into a marketing agreement with Arterio, Inc., a distributor of nutritional supplements that markets products under the brand names Ecological Formulas and Cardiovascular Research, to market its selenium and chromium supplements and antioxidant skin care cream. Phytotech contracts with an outside greenhouse contractor to produce bulk product which is then shipped to a Food and Drug Administration ("FDA") approved manufacturing facility for tableting, encapsulating, packaging and labeling. Ecological Formulas provides marketing, distribution and sales coordination of the plant material as nutritional supplements through its own sales organization and also to other distributors and marketers of nutritional supplements.

    Phytotech may also choose to sell bulk tablets or capsules to companies serving the nutritional supplement industry through the following established distribution channels:

    MAIL ORDER. These customers are reached through print and electronic advertising, including through sites on the internet. Several companies specialize in direct sales to consumers through mail order advertising.

    MULTILEVEL/NETWORK MARKETING. These organizations, such as Amway, Shaklee, Celltech and Herbalife sell products that generally cannot be obtained in retail stores.

    INDEPENDENT RETAILERS OF NUTRITIONAL SUPPLEMENTS. These retailers include privately owned health food stores, of which approximately 7,000 existed in the U.S. in 1996. In addition, nutritional supplements are sold widely in pharmacies, wholesale outlets and clubs and supermarkets.

    OTHER DISTRIBUTORS. These distributors could include private label wholesalers such as General Nutrition, Nature's Sunshine Products, Weider Nutrition, Twinlabs, Nature's Bounty, Rexall Sundown, and also fitness centers, health practitioners and dispensing nutritionists.

    COMPETITION. The nutritional supplement industry is fragmented and includes several large manufacturers along with many smaller producers and distributors. While a few of the distributors are vertically integrated, most distributors contract with manufacturers for finished products.

    A large number of manufacturers produce mineral supplements for all marketing outlets. Many of these mineral supplements are inexpensive to manufacture, but have limited mineral bioavailability, which can reduce their effectiveness. To attempt to address this problem, advanced formulas containing chelated or organically complexed mineral supplements have been introduced to the market during the last few years. As far as the Company is aware, no other company offers plant-based nutritional supplements as a source of dietary minerals, because plants ordinarily do not contain sufficient quantities of minerals to be effective supplements.

COMMERCIAL PROTEIN PRODUCTION

    TECHNOLOGY. The Company has received funding from the USDA under a Small Business Innovative Research grant to develop transgenic plants, which are plants capable of making proteins based on genes that are not native to the plant, and is expanding this effort into a core technology for the expression of commercially useful proteins in crop plants. Phytotech and its outside collaborators believe they can develop transgenic crop plants to produce valuable proteins for selected niche markets at a significant cost savings over current sources.

    Recent developments in the application of plant molecular biology have made it easier to develop transgenic plants that can inexpensively synthesize desirable protein products. Applications of these and other methods to create transgenic plants capable of producing valuable commercial proteins could offer multiple, significant advantages over conventional fermentation and cell culture techniques. These advantages could include lower production costs, easier production scale-up and improved safety characteristics.

    Historically, it has been difficult to obtain stable levels of foreign proteins in plants. In addition, certain plant characteristics complicate protein recovery and purification processes. Rapid, large scale clonal propagation of many plant species is now feasible. Evidence of stable, high level expression of a bacterial gene in the leaves, roots and tubers of transgenic potato plants has been published by the Company's collaborators. These results suggest that this core technology can be developed to produce large amounts of selected proteins in targeted organs of crop plants. Further work has also shown that foreign proteins can be stably produced and the protein accumulated in plant seeds.

    The Company believes production of proteins through transgenic plants offers the potential for substantial cost savings, because novel genetic engineering methods may allow the initial low cost advantage to be carried downstream through purification, yield and recovery. Certain safety issues may also favor a plant or plant cell culture based approach. A plant-based approach eliminates the presence and risk of mammalian infectious agents. Proteins, such as heparin, gelatin, collagen, insulin, as well as drug manufacturing proteins, such as brain-heart infusion, bovine serum albumin, and fetal calf serum, all have mammalian sources. There is a growing concern that proteins derived from mammalian sources present the possibility of transmission of retroviruses and other infectious agents. The tests for these infectious agents are complex and their inactivation or removal is difficult. Phytotech and its collaborators are presently engaged in developing plant-based proteins lacking these infectious agents.

    MARKET OPPORTUNITY. The potential market for commercial proteins from transgenic plants is estimated by the Company to be at least $300 million annually. Collagen is an example of a protein that may present a market opportunity for plant-based manufacture. Collagen has both therapeutic and cosmetic applications. Derivatized bovine collagen is the current source for cosmetic use, plastic surgery, wound and bone healing, and wrinkle removal by transdermal injection and had worldwide sales in 1997 in excess of $70 million. Human collagen produced in a transgenic plant or plant organs might present advantages over the bovine material. The stringent purification and analytical procedures required for therapeutic use of bovine collagen could be reduced with a plant-derived material. The absence of potential or perceived mammalian pathogens in plant-derived collagen would simplify purification, testing and validation procedures and could reduce manufacturing costs. Approximately 3% of the human population is allergic to derivatized bovine collagen. A plant based collagen source may eliminate this problem.

    COMMERCIALIZATION STATUS. Phytotech has engaged in preliminary work toward the development and commercialization of efficient, cost effective methods of protein production using transgenic plants. The Company is seeking to augment its internal efforts by licensing advanced technology. Contingent on the closing of this offering, Phytotech has negotiated an exclusive, worldwide license with an internationally recognized research organization to use certain proprietary technology for the cost effective production and commercialization of selected proteins in transgenic plants.

    If the preliminary development work in which the Company is engaged is successful, the Company intends to use these transgenic plants to manufacture a series of commercial proteins at significantly reduced cost. The Company plans to cultivate, harvest and analyze the transgenic plants. Recovery and purification of the protein product will be performed by outside manufacturers. Phytotech intends primarily to provide the purified proteins as a bulk product for resale. For selected products, the Company may market directly to consumers.

    Production of proteins using transgenic plants may offer manufacturing cost advantages for products having moderate to high unit prices and markets in quantities of tens to thousands of kilograms per year. These include proteins that have dietary, catalytic or cosmetic applications with expired or dated intellectual property protection. Some proteins are good potential targets because both cost and perceived safety issues favor a plant-based approach.

    CUSTOMER GROUPS. Phytotech plans to manufacture transgenic plants and market plant-based proteins with moderate to high value that address niche markets of $5 to $100 million in annual sales. Potential customer groups for the Company's planned commercial protein products include:

    - Cosmetics formulators for proteins such as collagen and elastin;

    - Specialty food companies that use large quantities of proteins such as rennet in cheese making, pectinases and amylases in food processing and brewing and malting enzymes;

    - Companies producing protein sweeteners;

    - Grain processing companies that use enzymes for starch liquefaction and saccharification; and

    - Textile companies that use enzymes for desizing and fabric finishing.

    COMPETITION. Large companies with extensive experience and research programs in transgenic plants include Monsanto, DuPont, Novartis, DowElanco, and Pioneer. The research programs at these companies are primarily focused on applications associated with large markets, such as pesticide-containing and herbicide-resistant transgenic crop plants grown for traditional uses. Mid-sized firms such as DNA Plant Technology also focus on producing transgenic plants that appeal to mass markets. Some small, privately held companies such as BioSource and Prodigene have research programs involving the production of high value proteins in transgenic plants, which may be directly competitive with Phytotech's product development plans.

TECHNOLOGY DEVELOPMENT

    Phytotech is developing new technologies using its own resources and expertise and by entering into cooperative arrangements with other organizations. Funding for new technology development has come both from sales of the Company's equity securities and promissory notes and from grants received by the Company.

    RESEARCH GRANT FUNDING. Some of the Company's research and development activity is partially or fully underwritten by outside competitive grant funding. This support validates the quality and helps defray the costs of research and development efforts. The Company will continue to pursue additional grants and contracts and certain Company personnel are actively writing grant proposals. The Company anticipates that federal and state grants will continue to defray a portion of the development and commercialization costs. Since inception, the Company has completed seven funded projects totaling $811,000, has five ongoing projects with approximately $950,000 in total grant support and has five proposals pending to various states and federal agencies.

    CONTRACTS AND TEAMING AGREEMENTS. The Company has entered into and is negotiating teaming and technology development agreements with public and private organizations to further the commercial use of its products and services. The Company has executed joint development and teaming agreements with ATE, Inc. in France through its representative UI USA, Inc., and various environmental consultants. The Company is negotiating similar agreements with others to market its services.

PATENTS

    Phytotech has established an aggressive patent program to protect its technology and intellectual property. In all countries it deems appropriate, it holds the exclusive rights to inventions covered by three issued United States patents covering the metal accumulating technologies. Exclusive rights to these patents have been assigned to the Company. The U.S. government retains certain rights to some issued patents, including a royalty-free, non-exclusive license. The Company does not expect the retention of these rights to impact materially on its patent protection or exclusivity in commercialization.

    The Company believes that the three issued patents will enable it to establish an advantage position on the use of terrestrial plants for the accumulation of metals. Phytotech continues to enhance these scientific developments by supporting outside research and through work in the Company's own laboratory. Three additional patent applications have been filed by Rutgers covering improvements and new concepts arising from the supported research. A Notification of Allowance has been issued for one of these patents. The Company has rights to exclusive, worldwide licenses to the inventions covered by these applications. Four patent applications arising from discoveries owned solely by the Company have also been filed. A Notification of Allowance has been issued for one of these patents. The Company expects that future improvements and discoveries will be covered by additional patent applications.

GOVERNMENT REGULATION

    The Company's products and services are subject to extensive regulation by various governmental authorities. The Company's products may be regulated by EPA, FDA and USDA and by various state or foreign regulatory bodies. The effect of government regulation may be to delay marketing of new products for a considerable or indefinite period of time, to impose costly procedures upon the Company's activities and to provide an advantage to companies that compete with the Company.

REGULATION OF PHYTOREMEDIATION

    The Company does not anticipate that it will be subject to the Resource Conservation and Recovery Act ("RCRA"), as amended, as a "Treatment, Storage or Disposal Facility" (a "TSD" facility). However, certain treatment systems that the Company may elect to operate may require it or its customers to obtain a TSD facility permit from the EPA (or a state authorized to run its own RCRA program) before placing treatment systems into operation. Obtaining a TSD facility permit can be a time-consuming and expensive process, requiring considerable documentation, including process information, waste specifications and information regarding compliance assessments, security procedures, emergency plans and insurance. The TSD facility permitting process also requires local public hearings. Where there is local public opposition to the siting of a facility, obtaining a TSD facility permit can take more than a year, and in some cases up to two to four years, if the permit is granted at all. There has been public concern regarding the use of genetically modified plants in the environment and there could be public opposition to the use of genetically modified plants for toxic metal remediation. Delays in obtaining a TSD facility permit or any other required permits could affect the ability of the Company to receive revenues from the use or sales of its products, once developed, and such delays could materially adversely affect the financial condition of the Company given its limited financial resources. The Company's products may also be subject to other environmental regulations regarding their operation, including mandatory removal levels and prohibitions on the release of certain levels of hazardous wastes in the exit stream of the Company's systems.

    Additionally, other permits may be required from the EPA and various state and local agencies in connection with the use or operation of the Company's products. The federal and state environmental laws, rules and regulations regulating the Company's current or proposed business operation are complex, subject to varying interpretations and are rapidly changing and evolving. Compliance with these laws, rules and regulations by the Company is expected to be time-consuming and expensive. Any failure by the Company to comply with the requirements of these environmental laws regulating its activities, even if unintentional, could give rise to liabilities, penalties or fines that could materially adversely affect the financial condition of the Company and could adversely affect its reputation in the industry.

REGULATION OF NUTRITIONAL SUPPLEMENTS

    In the United States as well as in any foreign markets in which the Company may sell its products, the Company will be subject to regulations regarding (i) the formulation, manufacture, packaging, labeling, distribution, importation, sale and storage of the Company's products, and (ii) product claims and advertising.

    The formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of the Company's products are subject to regulation by federal agencies, including the FDA, the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC"), the USDA, the EPA and the United States Postal Service. The Company's activities are also regulated by various agencies of the states, localities and foreign countries in which the Company's products may be manufactured, distributed and sold. The FDA, in particular, regulates the formulation, manufacture and labeling of weight management products, dietary supplements, and cosmetics and skin care products, such as those expected to be manufactured and sold by the Company. FDA regulations require the Company and its suppliers to meet relevant regulatory good manufacturing practices for the preparation, packaging and storage of these products. Good manufacturing practices for dietary supplements have yet to be promulgated but are expected to be proposed.

    A portion of the Company's planned sales will come from products that are classified as dietary supplements under the Food, Drug and Cosmetic Act ("FDCA"). The labeling requirements for dietary supplements have not been clearly established. In December 1995, the FDA issued proposed regulations which govern the labeling of dietary supplements, including how to declare nutritional information, how to make permissible "statements of nutritional support" and when additional, defined terminology may be used on dietary supplements. As a manufacturer of products that are ingested by consumers, the Company is subject to the risk that one or more of the ingredients in its products may become the subject of adverse regulatory action.

    In foreign markets, prior to commencing operations and prior to making or permitting sales of its products, the Company may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. Prior to entering a new market in which a formal approval, license or certificate is required, the Company will be required to work extensively with local authorities to obtain the requisite approvals. The approval process generally requires the Company to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. Such approvals may be conditioned on reformulation of the Company's products or may be unavailable with respect to certain products or ingredients.

    The FTC and certain states regulate advertising, product claims, and other consumer matters, including advertising of the Company's products. All advertising, promotional and solicitation materials used by distributors must be approved by the Company prior to use. The FTC has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. The Company also is subject to the risk of claims by distributors and customers who may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on the Company.

REGULATION OF PLANT-BASED PROTEINS

    TRANSGENIC PLANTS. The field scale cultivation of new plants constructed with recombinant DNA techniques requires prior notification to the USDA. Large-scale growth of transgenic plants requires prior approval by the USDA. Unless there is some specific concern, approval is usually granted. Issues of concern include genetic modifications that involve antibiotic resistance, weediness or invasiveness, and the potential for genetic transfer to other species.

    The manufacture and sale of nutritional and cosmetic products from transgenic plants are regulated as products derived from naturally occurring plants. See "Regulation of Nutritional Supplements" in this section.

    The use of products such as human collagen in an injectable form requires approval from the FDA including Phase I, II and III clinical trials. This approval process takes 7-12 years and for a new drug can cost in excess of $100 million. Because a form of collagen is already in pharmaceutical use, testing and approval may be less time-consuming and costly than it would otherwise be.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

PERSONNEL

    The Company currently has eighteen employees and several non-employee consultants. Seven employees have advanced degrees. None of the Company's employees is covered by collective bargaining agreements and management considers relations with its employees to be good.

FACILITIES

    The Company has a five-year lease expiring February 2000 on approximately 11,000 square feet of laboratory and office space located at 1 Deer Park Drive, Monmouth Junction, New Jersey. This laboratory and office space is anticipated to be sufficient to meet the Company's needs for at least the next two years.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The following table lists the executive officers, certain key employees and directors of the Company:

NAME                                            AGE      POSITION
------------------------------------------      ---      -----------------------------------------------------
Burt D. Ensley(1).........................          49   President and CEO, Director
Cindy Orser...............................          41   Director of Scientific Affairs
Jack D. Frost.............................          41   Vice President of Business Development
Alexander Baltovski.......................          39   Chief Financial Officer
Philip J. Whitcome........................          49   Chairman of the Board, Director
Laura Meagher.............................          45   Director
Ilya Raskin...............................          42   Director
Abraham H. Nechemie(1)....................          74   Director
Schneur Z. Genack(1)......................          57   Director
Eric K. Johnson...........................          38   Director

------------------------

(1) Member of the Compensation Committee.

    BURT ENSLEY, PH.D. has served as President and Chief Executive Officer and Director of the Company since its inception in April 1993. From 1989 through 1992, Dr. Ensley served as Director of Advanced Technology at Envirogen, Inc., a microbial based bioremediation company. From 1981 to 1989, Dr. Ensley was the head of the Specialty Chemicals Group at Amgen, Inc. Dr. Ensley received a B.S. and M.S. in Biology from the University of New Mexico in 1974 and 1976, respectively, and a Ph.D. in Microbiology from the University of Georgia in 1979. Since 1996, Dr. Ensley has served on the National Science Foundation's Advisory Board.

    CINDY ORSER, PH.D. has served as a consultant in the capacity of the Director of Scientific Affairs of the Company since September 1996. From 1993 through 1995, Dr. Orser was Group Leader at Xenometrix, Inc., an in vitro molecular toxicology biotechnology company in Boulder, Colorado. She received her Ph.D. from the University of California at Berkeley in 1985 in Plant Pathology and Genetics. Dr. Orser received her B.S. in Botany and M.S. in Plant Pathology from Montana State University in 1978 and 1980, respectively.

    JACK D. FROST has been the Vice President of Business Development since November 1997. Mr. Frost has a M.S. degree in Agronomy and 16 years of scientific, business development and management experience. He served as the Vice President of Industrial Business Development for Blasland, Bouck & Lee, Inc. and Vice President of Business Development for ICF Kaiser Engineers. He earned his B.S. and M.S. from West Virginia University.

    ALEXANDER BALTOVSKI has served as the Chief Financial Officer of the Company since November 1997. Mr. Baltovski has nine years accounting experience. From 1993 to 1997, Mr. Baltovski served as a Financial Operations Principal and Chief Financial Officer of several NASD member securities firms, most recently Joseph, Dillon and Company, Inc., where he was responsible for regulatory reporting, operations, accounting, and various underwriting and market making activities. Mr. Baltovski received a B.S. degree in Accounting from Wagner College in 1981.

    PHILIP J. WHITCOME, PH.D. has served as Chairman of the Board of Directors since May 1994 and as a Director of the Company since October 1993. Dr. Whitcome devotes only a portion of his time to the business of the Company. Dr. Whitcome has served on the Board of Directors of Avigen, Inc. since December 1992 and has served as its Chairman since April 1995. From July 1988 to December 1993, he served as President and Chief Executive Officer of Neurogen Corporation, a biotechnology company involved in the field of neuroscience. Dr. Whitcome holds a Ph.D. in Molecular Biology from the

University of California at Los Angeles, an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. degree in Physics from Providence College. Dr. Whitcome also currently serves on the Board of Directors of Premier Research Worldwide, a contract research organization.

    LAURA R. MEAGHER, PH.D. has served as a Director of the Company since its inception in April 1993. Dr. Meagher has experience in biotechnology policy and regulation, technology transfer and economic development. Dr. Meagher is currently Associate Dean, Cook College, Rutgers. Since 1987, Dr. Meagher has been senior partner of Technology Development Group. After receiving her Ph.D. in Ecology from Duke University in 1979, Dr. Meagher helped to plan and develop the North Carolina Biotechnology Center.

    ILYA RASKIN, PH.D. is the scientific founder of the Company and has served as a Director of the Company since its inception in April 1993. Dr. Raskin has been on the faculty of the AgBiotech Center at Rutgers since 1989. From 1984 to 1989, Dr. Raskin worked at Shell Agricultural Chemical Company which merged with DuPont Co. in 1986. Dr. Raskin received his B.S. degree from Brandeis University. He received his Ph.D. in 1984 from Michigan State University.

    ABRAHAM H. NECHEMIE has served as a Director of the Company since November 1995. Mr. Nechemie has over 40 years of experience in the financial services and management business. He also serves on the Board of Directors of Electro-Catheter Corporation, a publicly held New Jersey company. Mr. Nechemie received a B.S. degree in Accounting from Rutgers in 1951 and is a retired Certified Public Accountant.

    SCHNEUR Z. GENACK has served as Director of the Company since August 1996. Mr. Genack also currently serves on the Board of Directors of EnviroGuard, Inc., Industrial Services Technology, Inc., and New Options on Waste and Ponderosa Fibres of Pennsylvania. Since 1987 Mr. Genack has been a Member of the General Partnership of the Environmental Venture Fund, L.P., and since 1992 has been a Member of the General Partner of Environmental Private Equity Fund II, L.P. He is also a partner in the law firm of Felsen, Genack Associates. Mr. Genack holds a B.S. from Yeshiva University and a J.D. from New York University School of Law.

    ERIC K. JOHNSON has served as a Director of the Company since October 1997. Mr. Johnson is Executive Vice President, Investment Banking, of Trautman Kramer and Company, Inc. He served as a corporate finance officer at Bank of New York. His initial entry into investment banking was at Ladenburg, Thalmann. He has a B.A. and an M.B.A. from New York University and additionally, he received graduate financial education from the Graduate School of Business at Columbia University and the Darden School of Business at the University of Virginia.

SCIENTIFIC CONSULTANTS AND ADVISORS

    The scope of the Company's research and development effort is enhanced through its scientific consultants. They represent a valuable resource which serves as an important link between the Company's efforts and those of leading academic laboratories. The Company has agreements with all of its consultants which contain provisions that protect confidential information, proprietary data and intellectual property of the Company. All rights and title to intellectual property conceived or discovered in the performance of any research conducted by a consultant while performing his specific duties on behalf of the Company belongs to the Company.

DR. YORAM KAPULNIK (Head, Rhizospheric Biology Group, The Volcani Center, Bet Dagan, Israel). One of the inventors of rhizofiltration technology, Dr. Kapulnik has broad expertise in rhizospheric microbiology, molecular biology and root physiology.

DR. ALAN J. M. BAKER (Lecturer, The University of Sheffield, UK). Dr. Baker is a specialist in the biology and ecology of metal-accumulating plants with expertise in conducting field trials on metal remediation with plants.

DR. ILAN CHET (Vice President for Research and Development of the Hebrew University of Jerusalem, Israel). Dr. Chet is an expert in rhizospheric biology and a recipient of numerous international scientific awards and honors.

DR. ROBERT TUCKER (Director of the Ecopolicy Center, Cook College, Rutgers University). Prior to joining Rutgers, he spent 18 years with the New Jersey Department of Environmental Protection, including nine years as the Director of the Division of Science and Research.

DR. GAD GALILI (Professor, Department of Plant Genetics, The Weizmann Institute of Science, Rehovot, Israel). Dr. Galili is an expert in plant molecular biology and expression systems in transgenic plants. He received the Bronfman Chair of Plant Science in 1994.

COMPENSATION OF DIRECTORS

    Except as described below, members of the Board of Directors who are not employees of the Company have not, to date, received any compensation. Directors are entitled to reimbursement of reasonable expenses incurred in attending such meetings. In addition, non-employee directors are eligible to receive stock options under the Company's Stock Option Plan.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid during the Company's fiscal year ended December 31, 1997 to the Chief Executive Officer of the Company. No other executive officer received compensation in 1997 in excess of $100,000. Messrs. Baltovski and Frost are currently compensated at a base salary of $110,000 each.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                                                             -------------
                                                               ANNUAL COMPENSATION            SECURITIES
                                                       ------------------------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                             FISCAL YEAR     SALARY      BONUS       OPTIONS
-----------------------------------------------------  -------------  ----------  ---------  -------------
Burt D. Ensley.......................................         1997    $  120,000         --       55,556
  President and Chief Executive Officer                       1996    $  110,548  $  15,000       10,000
                                                              1995    $   90,000         --           --

EMPLOYMENT AGREEMENTS

    On May 17, 1996, Dr. Burt D. Ensley executed a three year employment agreement (the "Agreement") to serve as President and CEO of the Company at a base salary of $120,000 per year. In addition, Dr. Ensley was granted a performance bonus of $15,000 in 1996. Under the Agreement, Dr. Ensley receives stock options for 10,000 shares of Common Stock at an exercise price of $.45 per share vesting over a three year period. An additional amount of stock options and/or warrants may be granted to Dr. Ensley at the discretion of the Board of Directors of the Company. The Agreement provides that during and after his term of employment with the Company, Dr. Ensley must keep secret and retain in strictest confidence, all confidential matters of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning stock options granted to Dr. Ensley during the year ended December 31, 1997.

                                          NUMBER OF        PERCENT OF TOTAL
                                         SECURITIES       OPTIONS GRANTED TO
                                         UNDERLYING       EMPLOYEES IN FISCAL   EXERCISE PRICE
NAME                                 OPTIONS GRANTED(1)          1997              PER SHARE      EXPIRATION DATE
-----------------------------------  -------------------  -------------------  -----------------  ---------------
Burt D. Ensley.....................          55,556                   65%          $     .68          10/1/07

------------------------

(1) Incentive stock options granted under the Company's Stock Option Plan on October 1, 1997. The options vest in 20% increments over a five year period beginning October 1, 1997 and each October 1 thereafter.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth certain information with respect to Dr. Ensley concerning option exercises and year end option values in the fiscal year ended December 31, 1997.

                                                                               VALUE OF
                                                              NUMBER OF       UNEXERCISED
                                                             UNEXERCISED     IN-THE-MONEY
                                                               OPTIONS          OPTIONS
                             SHARES                         AT FY-END (#)    AT FY-END ($)
                           ACQUIRED ON    VALUE REALIZED    EXERCISABLE/     EXERCISABLE/
         NAME             EXERCISE (#)          ($)         UNEXERCISABLE   UNEXERCISABLE(1)
-----------------------  ---------------  ---------------  ---------------  ---------------
Burt D. Ensley.........        --               --              14,444/          39,694/
                                                                 51,112          139,274

------------------------

(1) The price per share of Common Stock as of December 31, 1997 is deemed to be $3.375, the deemed par value for financial statement purposes.

STOCK OPTION PLAN

    The Company has adopted the Phytotech Stock Option Plan (the "Plan") which provides for the award of stock options to those employees, directors and outside consultants of the Company who make substantial contributions to the Company by their loyalty, industry and invention. The terms and conditions of each award will be described in a separate agreement between the Company and the key executive or consultant, as the case may be. The Plan is administered by the Board of Directors (the "Board") or by a committee to whom the Board delegates such authority. The Board or, if applicable, the committee appointed by the Board, has full and final authority in its discretion (i) to interpret the provisions of the Plan, (ii) to decide all questions of fact arising in the Plan's application, (iii) to determine the individuals to whom stock options shall be awarded under the Plan, (iv) to determine the amount, size and terms of each such award, (v) to determine the time when awards shall be granted, and
(vi) to make all other determinations necessary or advisable for the administration of the Plan.

    Currently only shares of Non-Voting Common Stock may be issued upon exercise of options granted under the Plan. The total number of such shares reserved for issuance subject to options under the Plan may not exceed in the aggregate 555,556 shares. Except as otherwise provided in the Plan, any shares subject to an option which for any reason expires or is terminated unexercised shall again be available under the Plan. All shares of Non-Voting Common Stock subject to currently outstanding stock options will be automatically converted into shares of Common Stock on a one-for-one basis upon effectiveness of this offering. Following this offering, the Company intends to amend the Plan to provide for the issuance of Common Stock on exercise of future options granted under the Plan.

    In the event of any change in the outstanding stock of the Company, by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Board may, in its discretion, adjust the number of shares of Common Stock which may be issued under the Plan. In such event the Board may make any changes it deems equitable to outstanding stock options. As of March 31, 1998, there were outstanding options to purchase an aggregate of 253,333 shares of Non-Voting Common Stock of which options to purchase 56,444 such shares were exercisable.

                              CERTAIN TRANSACTIONS

    The Company has issued certain promissory notes to certain of its directors, payable on demand, in the aggregate amount of $229,000. Such notes were issued on May 26, 1997: (i) a $100,000 promissory note issued to Burt Ensley; (ii) a $100,000 promissory note issued to Philip Whitcome; and (iii) a $25,000 promissory note issued to Abraham Nechemie. ((i)-(iii), collectively, the "Notes".) The Notes provide that the principal and interest on the unpaid balance accruing from and after the date of issuance (the interest being the minimum rate on the date of issuance necessary under the Code, to avoid an imputed rate of interest under the Code) are payable on demand. An additional note in the principal amount of $4,000 was issued to Burt Ensley on May 26, 1997. The note provides that the principal and the accrued interest in the amount of 10% on the unpaid balance is payable on demand.

    Philip Whitcome, Ilya Raskin, Laura Meagher and Abraham Nechemie, directors of the Company, each have consulting agreements with the Company pursuant to which such persons perform, from time to time, services to the Company unrelated to their services as directors. The amount of compensation paid by the Company under such consulting agreements in 1997 and 1996 was not material.

    The Company has paid to Trautman, Kramer and Company, of which Eric Johnson is an officer, warrants and cash compensation as consideration for its services as placement agent for the Company in various private placements of the Company's equity securities and promissory notes. Mr. Johnson received warrants for services provided to the Company in connection with the Company's two most recent private placements of promissory notes and warrants.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date of this Prospectus, by (1) each director, (2) all directors and officers as a group and (3) each person known to the Company to be the beneficial owner of more than 5% of the shares of Common Stock. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

                                                                   SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                                                     OWNED PRIOR TO          OWNED AFTER THE
                                                                        OFFERING                OFFERING
                                                                  ---------------------   ---------------------
NAME AND ADDRESS                                                    NUMBER     PERCENT      NUMBER     PERCENT
----------------------------------------------------------------  ----------   --------   ----------   --------
Burt D. Ensley..................................................     212,222(1)    8.22%     212,222(1)   4.64%

Ilya Raskin.....................................................     206,666(2)    8.08%     206,666(2)   4.53%

Laura Meagher...................................................     151,111(2)    5.91%     151,111(2)   3.32%

Philip J. Whitcome..............................................      68,889(3)    2.69%      68,889(3)   1.51%

Abraham H. Nechemie.............................................       1,111(4)    *           1,111(4)   *

Scheur Z. Genack................................................      --         --           --         --

Eric K. Johnson.................................................     203,269(5)    7.37%     203,269(5)   4.27%

Stanley R. Harris...............................................     138,889      5.43%      138,889     3.05%

Nikatech, Inc...................................................     138,889      5.43%      138,889     3.05%

Environmental Private Equity Fund II, L.P.......................     280,000(6)   10.38%     280,000(6)   5.96%

All directors and executive officers as a group (9 persons).....     876,601(7)   31.05%     876,601(7)  18.18%

------------------------

*   Less than 1%.

(1) Includes 17,778 shares of Common Stock acquirable upon exercise of presently exercisable stock options.

(2) Includes 1,111 shares of Common Stock acquirable upon exercise of presently exercisable stock options.

(3) Includes 8,889 shares of Common Stock acquirable upon exercise of presently exercisable stock options.

(4) Includes 1,111 shares of Common Stock acquirable upon exercise of presently exercisable stock options.

(5) Includes 203,269 shares of Common Stock acquirable upon exercise of presently exercisable warrants.

(6) Includes 138,889 shares of Common Stock acquirable upon exercise of presently exercisable warrants.

(7) Includes 266,602 shares of Common Stock acquirable upon exercise of presently exercisable stock options and warrants.

                           DESCRIPTION OF SECURITIES

GENERAL

    The following description of the Company's securities is a summary and is subject in all respects to applicable New Jersey law, provisions of the Company's Certificate of Incorporation and By-laws, the Warrant Agreement between the Company and Registrar and Transfer Company, as warrant agent, pursuant to which the Warrants will be issued, the various agreements pursuant to which other securities of the Company were issued and the Underwriting Agreement between the Company and the Underwriter.

    The Company is authorized to issue 41,111,111 shares of its capital stock, without par value, of which 30,000,000 shares are currently designated as Voting Common Stock, 1,111,111 are currently designated as Non-Voting Common Stock, 10,000,000 are currently designated as Series A Voting Preferred Stock. The Board of Directors has the authority to divide authorized but unissued shares of capital stock into classes and series or both and to determine or change the designation and the number of shares of any class or series, and to determine the number of shares, the relative rights, preferences and limitations of shares of any class or series. Upon conversion of the outstanding shares of Non-Voting Common Stock and Series A Voting Preferred Stock concurrently with this offering, the Company intends to amend its Certificate of Incorporation to cancel all shares of Non-Voting Common Stock and Series A Voting Preferred Stock, whereupon the Company will have designated all 30,000,000 authorized shares as Voting Common Stock.

UNITS

    Each Unit consists of one share of Common Stock and one Warrant, each Warrant entitling the holder thereof to purchase one share of Common Stock. The Units will separate and the Common Stock and Warrants that make up the Warrants will trade only as separate securities, thirty days after the date of this Prospectus.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the holders of Common Stock, including the election of directors. There is no right to cumulate votes for the election of directors. Subject to the rights of outstanding preferred stock, if any, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for such purpose. Subject to the rights of outstanding preferred stock, if any, holders of Series A Voting Preferred Stock, holders of Common Stock are entitled to receive, on a pro rata basis, all assets of the Company available for distribution to the stockholders in the event of the liquidation, dissolution or winding up of the Company. Holders of Common Stock do not have any preemptive rights to become subscribers or purchasers of additional shares of any class of the Company's capital stock.

NON-VOTING COMMON STOCK

    Upon consummation of this offering, the outstanding shares of Non-Voting Common Stock will be converted into 232,156 shares of Common Stock.

SERIES A VOTING PREFERRED STOCK

    Upon the consummation of this offering, the outstanding shares of Series A Voting Preferred Stock will be converted into 1,414,333 shares of Common Stock.

WARRANTS

REPRESENTATIVE'S WARRANT

    In connection with this offering, the Company has authorized the issuance of the Representative's Warrant and has reserved 400,000 shares of Common Stock for issuance upon exercise of such warrant (including the warrants issuable upon exercise of the Representative's Warrant). The Representative's Warrant will entitle the holder to acquire up to 200,000 Units at an exercise price of
$      per Unit. The Representative's Warrant will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus.

UNIT WARRANTS

    Each Warrant will entitle the holder to purchase one share of Common Stock
at a price of $      per share. The Warrants will, subject to certain
conditions, be exercisable at any time after the Separation Date and until the fifth anniversary of the date of this Prospectus, unless earlier redeemed. The Warrants are redeemable by the Company, at $.25 per Warrant, upon thirty days written notice, if the closing bid price (as defined in the warrant agreement (the "Warrant Agreement") between the Company and Registrar and Transfer Company, as Warrant Agent (the "Warrant Agent") described below) per share of Common Stock for the twenty consecutive trading days immediately preceding the
date notice of redemption is given equals or exceeds $      . If the Company
gives notice of its intention to redeem, a holder would be forced either to exercise his or her Warrant before the date specified in the redemption notice or accept the redemption price.

    The Warrants will be issued in registered form under the Warrant Agreement. The shares of Common Stock underlying the Warrants, when issued upon exercise of a Warrant will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon its exercise.

    The Warrants and the Representative's Warrant contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock. The Company is not required to issue fractional shares upon the exercise of a Warrant or the Representative's Warrant. The holder of a Warrant or the Representative's Warrant will not possess any rights as a shareholder of the Company until such holder exercises the Warrant or the Representative's Warrant.

    A Warrant may be exercised upon surrender of the Warrant certificate ("Warrant Certificate") on or before the expiration date of the Warrant at the offices of the Warrant Agent, with the form of "Election To Purchase" on the reverse side of the Warrant Certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised.

    For a holder to exercise the Warrants, there must be a current registration statement in effect with the Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualifications requirements) with respect to the issuance of shares or other securities underlying the Warrants. The Company has agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities under the Securities Act to be filed and to become and remain effective in anticipation of and prior to the exercise of the Warrants and to take such other actions under the laws of various states may be required to cause the sale of Common Stock (or other securities) upon exercise of Warrants to be lawful. If a current registration statement is not in effect at the time a Warrant is exercised, the Company may at its option redeem the Warrant by paying to the holder cash equal to the difference between the market price of the Common Stock on the exercise date and the exercise price of the Warrant. The Company will not be required to honor the exercise of Warrants if, in the opinion of the Company's Board of Directors upon advice of counsel, the sale of securities upon exercise would be unlawful.

    The foregoing discussion of certain terms and provisions of the Warrants and the Representative's Warrant is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and the Representative's Warrant certificate (the "Representative's Warrant Certificate"), the form of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    For the life of the Warrants and the Representative's Warrant, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the Warrants. The Warrant holders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Warrants. Further, the terms on which the Company could obtain additional capital during the life of the Warrants may be adversely affected.

OTHER WARRANTS

    Warrants to purchase a total of 671,091 shares of Common Stock with exercise prices ranging from $3.60 to approximately $9.00 per share (assuming an offering price of $6.00 per Unit) are issued or issuable. All of said warrants are currently exercisable, with the latest expiration date being March 2003.

    All of the warrants and the Common Stock issuable upon exercise thereof are restricted securities under the Securities Act and as such are subject to
restrictions on transfer, except for       shares of Common Stock issuable upon
exercise of warrants which are being registered concurrently with this offering.

    The holders of the warrants have demand and piggyback registration rights, subject to certain conditions, whereupon the exercise of said registration rights the Company is obligated to register the shares of Common Stock acquirable upon the exercise of the warrants.

    The warrants have antidilution provisions which provide for appropriate adjustment to the exercise price and the number of shares of Common Stock acquirable upon exercise in the event of stock splits, reverse stock rights, stock dividends, reclassifications of the Company's securities, mergers or consolidations or other similar events. Certain of the warrants also contain price adjustment provisions in the event the Company issues Common Stock for a consideration per share less than the exercise price in effect immediately prior to such issuance.

PROMISSORY NOTES

    The Company has outstanding $1,225,000 principal amount of promissory notes issued September 15, 1997 bearing simple interest at a rate of 10%. In addition, the Company has outstanding $641,800 and $320,000 principal amount of promissory notes issued February 27, 1998 and March 16, 1998, respectively, bearing simple interest at a rate of 12%. In the absence of an initial public offering, the promissory notes are repayable in 24 equal monthly installments beginning June 30, 1998 (subject to six months extension at the election of a majority in the principal amount of all noteholders). The Company intends to repay all principal and interest under the promissory notes with a portion of the net proceeds from this offering. Repayment of the notes are partially secured by a security interest in the assets of the Company.

REGISTRATION RIGHTS

    Registration rights agreements have been entered into with holders of warrants and Preferred Stock of the Company. Such agreements provide that in connection with a public offering of the Company's securities, the parties to the agreement will not sell their shares of the Company for and during the period beginning on the date that the Company executes an underwriting agreement with respect to such offering and continuing to and including 180 days after the date of the prospectus included in the registration statement under the Securities Act for such offering.

    The existence and exercise of such registration rights may hinder efforts by the Company to arrange future financing for the Company and may have an adverse effect on the market price of the Common Stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is Registrar and Transfer Company. Its address is 10 Commerce Drive, Cranford, New Jersey 07016-3572, and its telephone number is (800) 456-0596.

                                  UNDERWRITING

    The Underwriters named below, acting through Paulson Investment Company, Inc., the Representative, have agreed, severally and not jointly, subject to the terms and conditions contained in the Underwriting Agreement, to purchase the 2,000,000 Units offered hereby (the "Firm Units") in the amounts set forth below:

                                                                                   NUMBER OF
UNDERWRITER                                                                          UNITS
---------------------------------------------------------------------------------  ----------
Paulson Investment Company, Inc..................................................

                                                                                   ----------
    Total........................................................................   2,000,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the Firm Units if any Units are purchased. The Company has been advised that the Underwriters propose to offer the Units to the public initially at the offering price shown on the cover page of this Prospectus and to selected dealers, including Underwriters, at that price less a concession to be determined by the Representative. After the initial public offering of the Units, the public offering price and other offering terms may be changed.

    The Company has granted an over-allotment option, exercisable by the Underwriters during the 45-day period after the date of this Prospectus, to purchase up to 300,000 additional Units (the "Option Units") on the same terms as are applicable to the Firm Units. The Underwriters may exercise this option only to cover over-allotments in the sale of the Units.

    The Underwriters will purchase the Units (including the Units subject to the
Underwriters' over-allotment option) at a discount equal to    % of the initial
public offering price. The Representative will also receive a non-accountable
expense allowance equal to     % of the aggregate initial public offering price
of the Units sold in this offering of which $35,000 has already been paid.

    The Company has agreed to issue the Representative's Warrants to the Representative. The Representative's Warrants will allow the Representative to purchase up to 200,000 Units. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus, at a
price of $    per Unit (120% of the initial public offering price of the Units)
and are nontransferable for one year after the date of this Prospectus except
(i) to any of the Underwriters or to individuals who are either an officer or a partner of an Underwriter or (ii) by will or the laws of descent and distribution. The holders of the Representative's Warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profits realized on the sale of the securities issuable on exercise of the Representative's Warrants may be deemed to be additional underwriting compensation.

    The sale of the shares issuable upon exercise of the Representative's Warrants could dilute the interests of the other holders of Common Stock, and the existence of the Representative's Warrants may make the raising of additional capital by the Company more difficult. At any time at which exercise of the Representative's Warrants might be expected, it is likely that the Company could raise additional capital on terms more favorable than the terms of the Representative's Warrants.

    The Underwriters have requested that all officers, directors and shareholders of the Company, who own five percent or more of the outstanding shares of Common Stock (on a fully diluted basis), agree not to sell any Common Stock of the Company, pursuant to Rule 144 under the Securities Act or otherwise, and the Company has agreed not to sell any Common Stock without the prior written consent of the Representative, for a period of one year after the date of this Prospectus.

    In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute in certain events to any liabilities incurred by the Underwriters in connection with the sale of the Units.

    The Representative has advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representative to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representative in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representative has advised the Company that such transactions may be effected on the Nasdaq Small Cap Market or otherwise and, if commenced, may be discontinued at any time.

    Prior to the offering, there has been no public market for the Company's securities. The initial public offering price for the Units will be determined through negotiations between the Company and the Representative and will be based on, among other things, the Company's financial condition, the prospects of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in business similar to those of the Company.

                             CERTAIN LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Shanley & Fisher, P.C., Morristown, New Jersey. Stoel Rives LLP, Portland, Oregon has acted as counsel for the Underwriters with respect to certain legal matters in connection with this offering.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1997 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and insufficient working capital raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a registration statement on Form SB-2 (the "Registration Statement") (which term shall encompass all amendments, exhibits and schedules thereto) under the Securities Act with respect to the Units offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Registration Statement can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the Registration Statement.

                                PHYTOTECH, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2

Balance Sheets as of December 31, 1997 and March 31, 1998 (unaudited)......................................         F-3

Statements of Operations for the years ended December 31, 1996 and 1997, and the three months ended March
  31, 1997 and 1998 (unaudited)............................................................................         F-4

Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1996 and 1997 and the three
  months ended March 31, 1998 (unaudited)..................................................................         F-5

Statements of Cash Flows for the years ended December 31, 1996 and 1997, and the three months ended March
  31, 1997 and 1998 (unaudited)............................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Phytotech, Inc.:

    We have audited the accompanying balance sheet of Phytotech, Inc. as of December 31, 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phytotech, Inc. as of December 31, 1997, and the results of its operations and its cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that Phytotech, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, Phytotech, Inc. has suffered recurring losses from operations and has insufficient working capital to fund its current operating requirements. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                           KPMG PEAT MARWICK LLP

Princeton, New Jersey
March 30, 1998, except as to the last two paragraphs of note 1, which are as of April 21, 1998

                                PHYTOTECH, INC.

                                 BALANCE SHEETS

                               DECEMBER 31, 1997
                         AND MARCH 31, 1998 (UNAUDITED)

                                                                                                      PRO FORMA
                                                                          DECEMBER 31,   MARCH 31,    MARCH 31,
                                                                              1997         1998         1998
                                                                          ------------  -----------  -----------
                                                                                              (UNAUDITED)
                            ASSETS (NOTE 5)
Current assets:
  Cash and cash equivalents.............................................   $    5,326   $    47,326  $    47,326
  Grant and commercial receivables......................................      172,009       237,530      237,530
                                                                          ------------  -----------  -----------
      Total current assets..............................................      177,335       284,856      284,856
Property and equipment, net (note 2)....................................      149,171       126,528      126,528
Deferred financing and offering costs, net (note 5).....................      209,835       323,539      323,539
Other assets............................................................       14,500        14,500       14,500
                                                                          ------------  -----------  -----------
                                                                           $  550,841   $   749,423  $   749,423
                                                                          ------------  -----------  -----------
                                                                          ------------  -----------  -----------
            LIABILITIES AND DEFICIT IN STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................   $  291,292   $   326,069  $   326,069
  Accrued expenses (note 3).............................................      645,995       647,500      647,500
  Notes payable--related parties (note 4)...............................      229,000       229,000      229,000
  Notes payable--current portion (note 5)...............................      306,250       459,375      459,375
  Convertible notes payable--current portion (note 5)...................       77,090       360,675      360,675
                                                                          ------------  -----------  -----------
      Total current liabilities.........................................    1,549,627     2,022,619    2,022,619
Notes payable, less current portion (note 5)............................      918,750       765,625      765,625
Convertible notes payable, less current portion (note 5)................      231,270       601,125      601,125
                                                                          ------------  -----------  -----------
      Total liabilities.................................................    2,699,647     3,389,369    3,389,369
                                                                          ------------  -----------  -----------
Deficit in stockholders' equity (notes 1, 5, 6, 7, 8, 9, 11 and 12):
  Series A convertible preferred stock, no par value, voting:
    Authorized 10,000,000 shares; issued and outstanding 6,364,500 shares at December 31, 1997 and March 31, 1998 on an actual basis and none on a pro forma basis (note 12) (aggregate liquidation value $5,091,600 at December 31, 1997 and March 31, 1998 on an
      actual basis and none on a pro forma basis).......................    5,205,654     5,205,654      --
  Voting common stock, no par value:
    Authorized 30,000,000 shares in 1997; issued and outstanding 910,000 shares at December 31, 1997 and March 31, 1998 and 2,556,489 pro
      forma shares at March 31, 1998....................................      308,245       308,245    5,571,031
  Non-voting common stock, no par value:
    Authorized 1,111,111 shares; issued and outstanding 230,978 shares and 232,156 shares at December 31, 1997 and March 31, 1998,
      respectively and none on a pro forma basis........................       56,352        57,132      --
Additional paid-in capital..............................................      385,000       517,000      517,000
Deferred compensation (note 7)..........................................     (366,000)     (479,000)    (479,000)
Accumulated deficit.....................................................   (7,738,057)   (8,248,977)  (8,248,977)
                                                                          ------------  -----------  -----------
      Total deficit in stockholders' equity.............................   (2,148,806)   (2,639,946)  (2,639,946)
Commitments (notes 5, 8, 9 and 11)
                                                                          ------------  -----------  -----------
                                                                           $  550,841   $   749,423  $   749,423
                                                                          ------------  -----------  -----------
                                                                          ------------  -----------  -----------

                See accompanying notes to financial statements.

                                PHYTOTECH, INC.

                            STATEMENTS OF OPERATIONS

                YEARS ENDED DECEMBER 31, 1996 AND 1997, AND THE
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

                                                                  YEAR ENDED                THREE MONTHS ENDED
                                                                 DECEMBER 31,                   MARCH 31,
                                                        ------------------------------  --------------------------
                                                             1996            1997           1997          1998
                                                        --------------  --------------  ------------  ------------
                                                                                               (UNAUDITED)
Revenues:
  Grant revenue.......................................  $      325,572  $      270,936  $    122,431  $    116,942
  Commercial revenue..................................          67,897         190,516         3,500        73,088
                                                        --------------  --------------  ------------  ------------
                                                               393,469         461,452       125,931       190,030
                                                        --------------  --------------  ------------  ------------
Operating expenses:
  Research and development (note 9)...................       1,768,334       2,199,590       460,117       345,226
  General and administrative..........................       1,157,754       1,189,560       360,239       324,857
                                                        --------------  --------------  ------------  ------------
                                                             2,926,088       3,389,150       820,356       670,083
                                                        --------------  --------------  ------------  ------------
Other income (expense):
  Interest income.....................................          66,892           6,546         5,469       --
  Interest expense....................................        --               (33,989)      --            (30,867)
                                                        --------------  --------------  ------------  ------------
                                                                66,892         (27,443)        5,469       (30,867)
                                                        --------------  --------------  ------------  ------------
      Net loss........................................  $   (2,465,727) $   (2,955,141) $   (688,956) $   (510,920)
                                                        --------------  --------------  ------------  ------------
                                                        --------------  --------------  ------------  ------------

Basic and diluted net loss per share (note 1).........  $        (2.18) $        (2.59) $       (.61) $       (.45)
                                                        --------------  --------------  ------------  ------------
                                                        --------------  --------------  ------------  ------------
Shares used in computing basic and diluted net loss
 per share (note 1)...................................       1,132,733       1,140,478     1,135,289     1,141,066
                                                        --------------  --------------  ------------  ------------
                                                        --------------  --------------  ------------  ------------

                See accompanying notes to financial statements.

                                PHYTOTECH, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 YEARS ENDED DECEMBER 31, 1996 AND 1997 AND THE
                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                                            COMMON STOCK
                                                            --------------------------------------------
                                      SERIES A CONVERTIBLE
                                        PREFERRED STOCK            VOTING               NON-VOTING        ADDITIONAL
                                      --------------------  --------------------  ----------------------    PAID-IN      DEFERRED
                                       SHARES     AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT       CAPITAL    COMPENSATION
                                      ---------  ---------  ---------  ---------  ---------  -----------  -----------  -------------
Balance at December 31, 1995........  4,812,500  $3,426,113 1,010,000  $ 342,118    118,889   $  15,039    $  --         $  --
  Stock options exercised...........     --         --         --         --          3,733       1,680       --            --
  Common stock awarded for services
    (note 6)........................     --         --         --         --          1,111         500       --            --
  Issuance of Series A convertible
    preferred stock, net of offering
    costs (note 6)..................  1,452,000  1,654,541     --         --         --          --           --            --
  Net loss..........................     --         --         --         --         --          --           --            --
                                      ---------  ---------  ---------  ---------  ---------  -----------  -----------  -------------
Balance at December 31, 1996........  6,264,500  5,080,654  1,010,000    342,118    123,733      17,219       --            --
  Stock options exercised...........     --         --         --         --            578         260       --            --
  Common stock awarded for services
    (note 6)........................     --         --         --         --          6,667       5,000       --            --
  Series A convertible preferred
    stock issued for license (note
    9)..............................    100,000    125,000     --         --         --          --           --            --
  Conversion voting to non-voting
    common stock....................     --         --       (100,000)   (33,873)   100,000      33,873       --            --
  Deferred compensation resulting
    from the grant of options (note
    7)..............................     --         --         --         --         --          --          385,000      (385,000)
  Amortization of deferred
    compensation (note 7)...........     --         --         --         --         --          --           --            19,000
  Net loss..........................     --         --         --         --         --          --           --            --
                                      ---------  ---------  ---------  ---------  ---------  -----------  -----------  -------------
Balance at December 31, 1997........  6,364,500  5,205,654    910,000    308,245    230,978      56,352      385,000      (366,000)
  Stock options exercised
    (unaudited).....................     --         --         --         --          1,178         780       --            --
  Deferred compensation resulting
    from the grant of options
    (unaudited) (note 7)............     --         --         --         --         --          --          132,000      (132,000)
  Amortization of deferred
    compensation (unaudited) (note
    7)..............................     --         --         --         --         --          --           --            19,000
  Net loss (unaudited)..............     --         --         --         --         --          --           --            --
                                      ---------  ---------  ---------  ---------  ---------  -----------  -----------  -------------
Balance at March 31, 1998
  (unaudited).......................  6,364,500  $5,205,654   910,000  $ 308,245    232,156   $  57,132    $ 517,000     $(479,000)
                                      ---------  ---------  ---------  ---------  ---------  -----------  -----------  -------------
                                      ---------  ---------  ---------  ---------  ---------  -----------  -----------  -------------


                                      ACCUMULATED
                                        DEFICIT       TOTAL
                                      ------------  ----------
Balance at December 31, 1995........   $(2,317,189) $1,466,081
  Stock options exercised...........       --            1,680
  Common stock awarded for services
    (note 6)........................       --              500
  Issuance of Series A convertible
    preferred stock, net of offering
    costs (note 6)..................       --        1,654,541
  Net loss..........................   (2,465,727)  (2,465,727)
                                      ------------  ----------
Balance at December 31, 1996........   (4,782,916)     657,075
  Stock options exercised...........       --              260
  Common stock awarded for services
    (note 6)........................       --            5,000
  Series A convertible preferred
    stock issued for license (note
    9)..............................       --          125,000
  Conversion voting to non-voting
    common stock....................       --           --
  Deferred compensation resulting
    from the grant of options (note
    7)..............................       --           --
  Amortization of deferred
    compensation (note 7)...........       --           19,000
  Net loss..........................   (2,955,141)  (2,955,141)
                                      ------------  ----------
Balance at December 31, 1997........   (7,738,057)  (2,148,806)
  Stock options exercised
    (unaudited).....................       --              780
  Deferred compensation resulting
    from the grant of options
    (unaudited) (note 7)............       --           --
  Amortization of deferred
    compensation (unaudited) (note
    7)..............................       --           19,000
  Net loss (unaudited)..............     (510,920)    (510,920)
                                      ------------  ----------
Balance at March 31, 1998
  (unaudited).......................   $(8,248,977) $(2,639,946)
                                      ------------  ----------
                                      ------------  ----------

                See accompanying notes to financial statements.

                                PHYTOTECH, INC.

                            STATEMENTS OF CASH FLOWS

                YEARS ENDED DECEMBER 31, 1996 AND 1997, AND THE
             THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

                                                                    YEAR ENDED              THREE MONTHS ENDED
                                                                   DECEMBER 31,                 MARCH 31,
                                                           ----------------------------  ------------------------
                                                               1996           1997          1997         1998
                                                           -------------  -------------  -----------  -----------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss...............................................  $  (2,465,727) $  (2,955,141) $  (688,956) $  (510,920)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Noncash compensation.................................            500         24,000      --            19,000
    Noncash license fee..................................       --              125,000      --           --
    Depreciation and amortization........................        109,923        163,456       21,092       56,529
    Changes in operating assets and liabilities:
      (Increase) decrease in grant and commercial
        receivables......................................         26,788        (84,477)      (1,089)     (65,521)
      (Increase) decrease in prepaid expenses............          4,978       --            (12,842)     --
      (Increase) decrease in other assets................         (4,933)         5,573        5,573      --
      Increase (decrease) in accounts payable and accrued
        expenses.........................................       (139,322)       709,217      157,303       36,282
                                                           -------------  -------------  -----------  -----------
        Net cash used in operating activities............     (2,467,793)    (2,012,372)    (518,919)    (464,630)
                                                           -------------  -------------  -----------  -----------
Cash flows from investing activities--purchase of
 property and equipment..................................       (116,922)       (15,664)      (4,404)      (5,386)
                                                           -------------  -------------  -----------  -----------
Cash flows from financing activities:
  Proceeds from notes payable............................       --            1,762,360      --           653,440
  Deferred financing and offering costs..................       --             (250,835)     --          (142,204)
  Proceeds from sale of Series A convertible preferred
    stock and warrants, net..............................      1,654,541       --            --           --
  Proceeds from exercise of stock options................          1,680            260      --               780
                                                           -------------  -------------  -----------  -----------
        Net cash provided by financing activities........      1,656,221      1,511,785      --           512,016
                                                           -------------  -------------  -----------  -----------
Net increase (decrease) in cash and cash equivalents.....       (928,494)      (516,251)    (523,323)      42,000
Cash and cash equivalents at beginning of the period.....      1,450,071        521,577      521,577        5,326
                                                           -------------  -------------  -----------  -----------
Cash and cash equivalents at end of the period...........  $     521,577  $       5,326  $    (1,746) $    47,326
                                                           -------------  -------------  -----------  -----------
                                                           -------------  -------------  -----------  -----------
Supplemental schedule of noncash financing activities:
  Conversion of voting common stock to nonvoting common
    stock................................................  $    --        $      33,873  $   --       $   --
                                                           -------------  -------------  -----------  -----------
                                                           -------------  -------------  -----------  -----------
  Series A convertible preferred stock exchanged for
    technology license...................................  $    --        $     125,000  $   --       $   --
                                                           -------------  -------------  -----------  -----------
                                                           -------------  -------------  -----------  -----------
  Deferred compensation..................................  $    --        $     385,000  $   --       $   132,000
                                                           -------------  -------------  -----------  -----------
                                                           -------------  -------------  -----------  -----------

                See accompanying notes to financial statements.

                                PHYTOTECH, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

           (INFORMATION AS OF MARCH 31, 1998 AND WITH RESPECT TO THE
            THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Phytotech, Inc. (the "Company") was organized under the laws of the State of New Jersey on April 15, 1993. Phytotech currently offers waste cleanup services using plants grown under carefully controlled conditions to absorb and dispose of unwanted metals, such as lead or uranium, from toxic waste sites. The Company has also developed and is beginning to market nutritionally important minerals absorbed into plants and is beginning to develop technology for the production of high value proteins in plants.

    Since inception, the Company has been engaged in organizational activities, including raising capital and research and development activities, and in completing certain studies utilizing its technology. There is no assurance that the Company will be able to expand the market for its products in the future. The Company has not yet achieved profitable operations, nor has it ever generated positive cash flows from operations and there is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. Further, the Company's future operations are dependent on the success of the Company's efforts to raise additional capital, such as the initial public offering of voting common stock and warrants contemplated herein (the "Offering"), its research and commercialization efforts, and ultimately, the market acceptance of the Company's products.

    The accompanying financial statements have been prepared on a going-concern basis which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The Company incurred net losses of $2,465,727 and $2,955,141 for the years ended December 31, 1996 and 1997, respectively, and $510,920 (unaudited) for the three months ended March 31, 1998 and has an accumulated deficit of $8,248,977 (unaudited) at March 31, 1998. The net losses incurred by the Company have consumed working capital and weakened the Company's financial position. The Company's ability to continue in business is dependent upon its success in generating sufficient cash flow from operations or obtaining additional financing. The Company is currently attempting to complete an equity financing to raise additional capital through the Offering. The Company's ability to continue as a going concern is dependent upon the financing efforts being successful. There can be no assurance that these efforts will be successful. The financial statements do not include any adjustments relating to the recoverability and classifications of reported asset amounts or the amounts of liabilities that might result from the outcome of that uncertainty.

    USE OF ESTIMATES

    Management of the Company has made certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and are so near their maturity (three months or less) that they present insignificant

                                PHYTOTECH, INC.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) risk of changes in value because of changes in interest rates. Cash equivalents are recorded at cost, which approximates market, and include certain money-market funds.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets (ranging from three to ten years), or the lease term, whichever is less. Maintenance and repairs are charged to operations as incurred.

    The Company reviews long-lived assets for impairment whenever events or changes in business circumstances occur that indicate that the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of long-lived assets held and to be used based on undiscounted cash flows, and measures the impairment, if any, using discounted cash flows.

    DEFERRED FINANCING AND OFFERING COSTS

    Debt offering costs are deferred and amortized based on a straight-line method over the life of the related notes payable. Cost associated with the Offering of approximately $70,000 (unaudited) have been deferred at March 31, 1998 and have not been amortized. These costs will be reclassified to equity upon the successful completion of the Offering or expensed if the Offering is unsuccessful.

    REVENUE RECOGNITION

    Payments due under research grants and commercial revenue agreements are recognized as revenue when the related research expenses are incurred and the Company's specific performance obligations under the terms of the respective contracts are satisfied. Revenue recognized in the accompanying financial statements is not subject to repayment. Payments, if any, received in advance of performance under the agreements are deferred and recognized as revenue when earned. Future losses, if any, on contracts are recognized in the period when identified by the Company.

    RESEARCH AND DEVELOPMENT COSTS

    All research and development costs are expensed as incurred.

    INCOME TAXES

    The Company accounts for income taxes using the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the benefits arising from operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect for the years in which those differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

                                PHYTOTECH, INC.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK-BASED COMPENSATION

    The Company accounts for its stock option issuances in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, deferred compensation is recorded to the extent that the current market value of the underlying stock exceeds the exercise price on the date both the number of shares and the price per share are known (measurement date). Such deferred compensation is amortized over the respective vesting periods of such option grants. On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which permits entities to continue to apply the provisions of APB Opinion No. 25 for financial statement reporting purposes and provide pro forma net loss and net loss per share disclosures for employee (including director) stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 for financial statement reporting purposes and to provide the pro forma disclosures required by SFAS No. 123. Transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair-value based method defined in SFAS No. 123.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of its receivables. The Company's grant and commercial receivables are due from the U.S. Department of Defense and various academic and private institutions. As of December 31, 1997, the Company believes it has no significant concentration of credit risk with its receivables.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Company's short-term financial instruments approximates their carrying value due to the short maturity of those instruments. The fair value of notes payable approximates their carrying value due to the short period since their issuance.

    EQUITY SECURITY TRANSACTIONS

    Since inception, the Company's Board of Directors (the "Board") has established the fair value of common stock, Series A convertible preferred stock, stock options and warrants based upon facts and circumstances existing at the dates such equity transactions occurred, including the price at which equity instruments were sold to independent third parties.

    NET LOSS PER SHARE

    Net loss per share is computed in accordance with SFAS No. 128, "Earnings Per Share." Weighted average common shares outstanding includes both the voting and non-voting shares of common stock. Outstanding convertible preferred stock, convertible notes payable, stock options and warrants (see notes 5, 6, 7 and 8) have not been used in computing diluted net loss per share because to do so would be anti-dilutive. As such the numerator (net loss) and the denominator (weighted average shares outstanding), used in computing both basic and diluted net loss per share are equal. During the periods presented herein, the Company did not make any nominal issuances of equity securities as discussed in Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98.

                                PHYTOTECH, INC.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    The following pro forma basic and diluted loss per share and the pro forma weighted average number of shares outstanding has been presented reflecting conversion of the Series A convertible preferred stock into 1,414,333 shares of voting common stock (see notes 6 and 12) using the if converted method from their respective dates of issuance:

                                                                                THREE MONTHS
                                                                   YEAR ENDED       ENDED
                                                                  DECEMBER 31,    MARCH 31,
                                                                      1997          1998
                                                                  ------------  -------------
Pro forma basic and diluted net loss per share..................   $    (1.16)   $     (0.20)
                                                                  ------------  -------------
                                                                  ------------  -------------
Shares used in computing pro forma basic and diluted net loss
  per share.....................................................    2,545,113      2,555,399
                                                                  ------------  -------------
                                                                  ------------  -------------

    PRO FORMA BALANCE SHEET (UNAUDITED)

    Upon the effectiveness of the Offering, all of the outstanding shares of non-voting common stock convert into 232,156 shares of voting common stock and all outstanding shares of Series A convertible preferred stock convert into 1,414,333 shares of voting common stock (see notes 6 and 12). The unaudited pro forma presentation of the March 31, 1998 balance sheet has been prepared assuming the conversion of the Series A convertible preferred stock and the non-voting common stock into voting common stock as of March 31, 1998, the most recent balance sheet included in the accompanying financial statements.

    UNAUDITED FINANCIAL STATEMENTS

    The balance sheet at March 31, 1998, the statements of operations and cash flows for the three months ended March 31, 1997 and 1998 and the statement of stockholders' equity (deficit) for the three months ended March 31, 1998 are unaudited. In the opinion of management of the Company, such unaudited financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial results for these periods. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of results to be expected for the entire fiscal year.

    REVERSE STOCK SPLIT

    On April 21, 1998, the Board authorized a 1:4.5 reverse stock split of its voting and non-voting common stock. All voting and non-voting common shares and per share amounts in the accompanying financial statements (except as to noted) have been retroactively adjusted to reflect this reverse stock split.

    AUTHORIZED SHARES

    As a result of the reverse stock split and certain actions approved by the Board on April 21, 1998, the Company's authorized capital stock consists of 30,000,000 shares of voting common stock, 10,000,000 shares of Series A convertible preferred stock and 1,111,111 non-voting common stock. Given the interrelated nature of these actions, these authorized shares have been reflected on the balance sheet.

                                PHYTOTECH, INC.

(2) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                  MARCH 31,
                                                                                     1998
                                                                   DECEMBER 31,  ------------
                                                                       1997
                                                                   ------------  (UNAUDITED)
Leasehold improvements...........................................   $  169,575    $  169,575
Lab equipment....................................................      176,482       179,450
Computers........................................................       57,561        59,979
Furniture and fixtures...........................................       42,617        42,617
                                                                   ------------  ------------
                                                                       446,235       451,621

Less accumulated depreciation and amortization...................      297,064       325,093
                                                                   ------------  ------------
                                                                    $  149,171    $  126,528
                                                                   ------------  ------------
                                                                   ------------  ------------

(3) ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                                                  MARCH 31,
                                                                                     1998
                                                                   DECEMBER 31,  ------------
                                                                       1997
                                                                   ------------  (UNAUDITED)
Research expenditures (note 9)...................................   $  349,000    $  330,500
Interest.........................................................       33,989        64,863
Professional fees................................................      263,006       252,137
                                                                   ------------  ------------
                                                                    $  645,995    $  647,500
                                                                   ------------  ------------
                                                                   ------------  ------------

(4) RELATED PARTIES

    During 1997, the Company executed promissory notes with certain directors and an officer aggregating $229,000 payable on demand. Interest on these notes is approximately 5%.

    During 1997, in connection with both private note offerings (see note 5), the Company paid fees of approximately $200,000 (approximately $260,000 in total upon completion of the second private note offering on March 16, 1998) and is obligated to issue warrants (see note 5) to the placement agent who employs one of the Company's directors.

(5) NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

    In 1997, the Company through a private offering and issued promissory notes aggregating $1,225,000 and warrants to purchase 54,444 shares of voting common stock. The Company received net proceeds after offering costs of $1,017,000. The notes bear total interest of 10% regardless of the period the principal is outstanding. The notes are secured by the assets of the Company and are repayable starting at the earlier of (i) seven days after receipt of proceeds from an initial public offering or (ii) June 30, 1998 in equal payments over a 24 month period (subject to extension for a period of six months at the option of the majority in principal amount of all note holders). The warrants are exercisable at $2.50 (pre-reverse-split) (to be subsequently adjusted upon the effectiveness of the offering based upon a formula contained in the

                                PHYTOTECH, INC.

(5) NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE (CONTINUED) warrant agreements) from the date of offering to five years after the offering date. No value was ascribed to the warrants based on the fair value as determined by a Black Scholes option pricing model calculation.

    In December 1997, the Company began a private offering of convertible promissory notes and warrants to purchase shares of voting common stock. As of December 31, 1997, the private offering was ongoing. The Company received gross proceeds of $308,360 and net proceeds after offering costs of $277,525 in 1997. The Company completed the private offering on March 16, 1998 for $961,800 of cumulative gross proceeds and net cumulative proceeds after offering costs of approximately $850,000.

    The notes bear total interest of 12% regardless of the period the principal is outstanding. The notes are secured by the assets of the Company and are repayable at the earlier of (i) seven days after receipt of proceeds from an initial public offering or (ii) June 30, 1998 (subject to extension for a period of six months at the option of the majority in principal amount of all note holders) in equal payments over a 24 month period. The notes are convertible into voting common stock at the holders' option upon stated written notice prior to the dates above on which repayment is triggered. Upon conversion, the holder will receive a defined number of shares of common stock based on a computation described in the note agreements. For those note holders who elect conversion, any beneficial conversion feature will be recorded as additional interest expense at that time.

    In addition, the Company is obligated to issue 20,578 warrants at December 31, 1997 (64,120 total warrants upon completion of the private offering, which were issued during the three months ended March 31, 1998) to investors. The warrants are exercisable at $2.50 (pre-reverse-split) (to be subsequently adjusted upon the effectiveness of the Offering based upon a formula contained in the warrant agreements) from the offering date to five years after the offering date. No value was ascribed to the warrants based on the fair value as determined by a Black Scholes option pricing model calculation.

    The Company has agreed to issue 269,658 warrants to purchase voting common stock to the placement agent as total warrant consideration in connection with both private offering. The exercise price of the warrants will be 150% of the price in an initial public offering of the Company's common stock and will have a five year term.

(6) CAPITAL STOCK

    In the event of any liquidation, dissolution, or winding up of the Company, the holders of preferred stock are entitled to receive out of assets of the Company available for distribution to stockholders, after satisfaction of indebtedness but before any distribution of assets is made to holders of common stock, liquidating distributions in the amount of $.80 per share, plus declared and unpaid dividends, if any.

    Subject to the dividend rights of holders of the preferred stock, holders of common stock are entitled to any dividend declared by the Board out of funds legally available for such purpose, and, after the payment of the $.80 per share liquidation preference to holders of preferred stock ($5,091,600 in the aggregate), holders of common stock are entitled to receive on a pro rata basis all remaining assets of the

                                PHYTOTECH, INC.

(6) CAPITAL STOCK (CONTINUED)

    Company available for distribution to the stockholders in the event of the liquidation, dissolution, or winding up of the Company. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock.

    There is no optional conversion of preferred stock into common stock. On the fifth anniversary of the closing date of the first private placement of preferred stock which closed in November 1994 (the First Offering), shares of preferred stock then outstanding will automatically be converted into shares of common stock at a rate of one share of common stock for each share of preferred stock (the Conversion Rate). Outstanding shares of preferred stock will also be automatically converted into shares of common stock at the Conversion Rate (a) upon the effectiveness of an underwritten public offering of common stock of the Company pursuant to which common stock is offered to the public at a price of at least $3.00 per share (pre-reverse-split), or (b) immediately prior to the effectiveness of a consolidation or merger of the Company with or into another corporation or any sale or transfer of all or substantially all of the assets of the Company, pursuant to which holders of common stock (assuming the conversion of all outstanding preferred stock into common stock at the Conversion Rate) will receive cash, securities or property having a value (as determined by the Company's Board) of at least $3.00 per share of common stock (pre-reverse-split) (see note 12). The holder of any shares of preferred stock converted into common stock in connection with such a public offering or other transaction will be entitled to payment of all declared but unpaid dividends, if any, payable with respect to such shares up to and including the date of the closing of such public offering or other transaction.

    Holders of preferred stock will not be entitled to receive dividends on the preferred stock unless and until dividends are paid and declared on the common stock. If dividends are paid on the common stock, holders of preferred stock shall be entitled to receive dividends on the preferred stock at the same time and at the rate per share of preferred stock based upon the shares of common stock to which the holders of preferred stock would be entitled, if they had converted the preferred stock and been holders of common stock on the record date for such dividend on the common stock.

    Each share of preferred stock will be entitled to one vote and will vote together with the common stock.

    The non-voting common stock is convertible into voting common stock at a 1:1 ratio in the event of a public offering of registered securities.

    In 1996, the Company sold, in a confidential private offering, 1,452,000 shares of the Company's Series A convertible preferred stock for an aggregate price of $1,815,000. Expenses relating to the private offering amounted to $160,459 in agent fees and legal, accounting and printing costs.

    In 1996 and 1997, employees exercised stock options for 3,733 and 578 shares, respectively, of non-voting common stock at exercise prices of $.45 per share. For the three months ended March 31, 1998, employees exercised stock options for 1,178 shares of non-voting common stock at an average exercise price of $.66 per share (unaudited).

    In 1996, a shareholder was awarded 1,111 shares of non-voting common stock for services performed. Compensation expense of $500 was recorded which represented the deemed fair value of the stock as determined by the Board. In 1997, an employee and consultant were awarded 6,667 shares of non-voting common stock for services performed. Compensation expense totaling $5,000 was recorded which represented the deemed fair value of the stock as determined by the Board.

                                PHYTOTECH, INC.

(7) STOCK OPTIONS

    On July 15, 1994, the Board adopted the Phytotech, Inc. Stock Option Plan (the "Plan") which provides for the award of stock options to certain employees, directors and outside consultants of the Company. The terms and conditions of each award will be described in a separate agreement between the Company and the individual recipient. The Plan is to be administered by the Board or by a committee to whom they delegate such authority.

    The shares of non-voting common stock that may be issued under the Plan shall not exceed in the aggregate a maximum of 222,222 shares (on March 3, 1998, the Board approved, subject to shareholder approval (see note 12) an increase in the maximum number of shares to 555,556). Such shares shall be issued from authorized and unissued shares or treasury stock. Except as otherwise provided in the Plan, any shares subject to an option, which for any reason expires or is terminated unexercised, shall again be available under the Plan. Unless terminated earlier, the Plan shall terminate on July 15, 2004. No stock options or rights under the Plan shall be granted thereafter. The Board, without approval of the Company's stockholders, may at any time before that date terminate the Plan.

    The Company had outstanding 37,333 stock options at an exercise price of $.45 as of December 31, 1995. In 1996, 26,067 options were granted at a $.45 per share exercise price and 3,733 options were exercised at a $.45 per share exercise price. In 1997, 174,333 options were granted at an exercise price of $.68 per share, 578 options were exercised at $.45 per share and 13,578 options were canceled. The outstanding options at December 31, 1997 were 219,844 with a weighted average exercise price of $.63. Shares available for grant at December 31, 1997 were 2,378. The options vest at various times over the next five-year period and expire 10 years from date of grant. At December 31, 1997, 31,422 options were exercisable with a $.68 exercise price and 22,356 options were exercisable with a $.45 exercise price.

    On October 1, 1997, the Company granted 142,222 options primarily to certain officers and Board members. These options vest ratably on an annual basis over five years and have an exercise price of $.68 per option. The difference between the deemed fair value for financial statement purposes and the $.68 exercise price at the grant date has been recorded as deferred compensation ($385,000) and is being amortized over the aforementioned vesting period. For other option grants in 1996 and 1997, the exercise price approximated the deemed fair value of the common stock at the date of grant as determined by the Board. In accordance with APB Opinion No. 25, no compensation cost has been recognized for these employee stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts as follows:

                                                            1996           1997
                                                        -------------  -------------
Net loss:
  As reported.........................................  $  (2,465,727) $  (2,955,141)
                                                        -------------  -------------
                                                        -------------  -------------
  Pro forma...........................................  $  (2,467,071) $  (2,968,141)
                                                        -------------  -------------
                                                        -------------  -------------

    The pro forma additional expense related to the 1996 and 1997 options is being spread ratably over the five-year option vesting period.

    The per-share, weighted-average fair value of stock options granted during 1996 and 1997 was approximately $.18 and $.32, respectively, on the date of grant using the Black Scholes option-pricing

                                PHYTOTECH, INC.

(7) STOCK OPTIONS (CONTINUED)
model with the following weighted-average assumptions: no expected dividend yield, risk free interest rate of approximately 6.5%, expected life of ten years and no volatility as the stock is not publicly traded.

    On March 3, 1998, the Board granted, subject to shareholder approval to increase the number of shares available under the Plan, 34,667 stock options to certain employees. These options have an exercise price of $.68 per share and vest over five years. The difference between the deemed fair value for financial statement purposes and the $.68 exercise price at grant date has been recorded as deferred compensation ($132,000) and is being amortized over the aforementioned vesting period.

(8) WARRANTS

    As of December 31, 1997, the Company has outstanding warrants to purchase shares of voting common stock totaling 326,202 (all of which are exercisable) at prices ranging from $.80 to $2.50 (pre-reverse split, some of which will subsequently adjust upon effectiveness of the Offering based upon a formula contained in the warrant agreements). These warrants were issued in connection with the Series A convertible preferred stock sales (see note 6) and the issuance of notes payable (see note 5). All warrants expire within the next five years. As of March 31, 1998, outstanding warrants to purchase shares of voting common stock totaled 401,433 (all of which are exercisable) with exercise prices ranging from $.80 to $2.50 (unaudited) (subject to adjustments as above).

(9) RESEARCH AND LICENSE AGREEMENTS

    During 1994, the Company entered into an initial three-year research agreement with an academic institution (the "Institution") to perform certain studies and field trials for the phytotreatment of heavy metals. Under the research agreement the Company was to reimburse the Institution for all direct and indirect costs, a total amount not to exceed approximately $1,100,000 over a three-year period ending in 1997. In 1997, the agreement was extended for an additional five years under which the Company has agreed to reimburse the Institution for certain costs up to but not exceeding $500,000 in the aggregate. The research agreement may be terminated by either party without any further financial obligation by giving written notice to the other party of at least 90 days. Each of the studies has specific terms and conditions covering the ownership of intellectual property conceived or discovered during the performance of the work. Through December 31, 1997, $1,100,000 of research and development expense under the initial agreement was incurred ($290,000 in 1996, $250,000 in 1997 and $100,000 (unaudited) in the three months ended March 31,
1997). Under the 1997 extension, $49,000 of research and development expense was incurred in 1997 and $21,000 (unaudited) was incurred for the three months ended March 31, 1998. The Company is remitting payments to the Institution at certain agreed-upon dates during the term of the agreement; $86,000 is scheduled to be remitted in 1998.

    In 1997, the Company entered into a license agreement with the same Institution for certain technology previously discovered as well as newly discovered technology under the extended research agreement. The license period is through the individual patent expiration date. In exchange for the license, the Company granted the Institution 100,000 shares of Series A convertible preferred stock. The deemed fair value of this stock as determined by the Board was $125,000 which has been expensed in the accompanying statement of operations. The Company is also obligated to pay royalties on future net sales.

                                PHYTOTECH, INC.

(10) INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets as of December 31, 1997 are as follows:

Deferred tax assets:
  Net operating loss carryforwards..............  $2,750,000
  Research and development credit
    carryforward................................     119,000
  Other.........................................     230,000
                                                  ----------
      Total deferred tax assets.................   3,099,000
  Less valuation allowance......................  (3,099,000)
                                                  ----------
    Net deferred tax asset......................  $   --
                                                  ----------
                                                  ----------

    The valuation allowance previously noted offsets the deferred tax assets to recognize the uncertainty of realizing such tax benefits. The net change in the valuation allowance for the year ended December 31, 1997 was an increase of $1,176,000, primarily related to additional net operating losses incurred by the Company which are not currently deductible.

    At December 31, 1997, the Company has available net operating loss carryforwards (NOL) of approximately $6,875,000 for Federal and state income tax reporting purposes which are available to offset future Federal and state taxable income, if any. These carryforwards expire beginning in 2000 for state tax purposes and 2008 for Federal tax purposes. The Company also has research and development credit carryforwards of approximately $119,000 for Federal income tax reporting purposes which are available to reduce Federal income taxes, if any, through 2008. The Company made no payments of Federal or state income taxes, other than minimum state tax payments, since inception.

    The Tax Reform Act of 1986 (the Act) provides for a limitation on the annual use of NOL and research and development tax credit carryforwards (following certain ownership changes, as defined by the Act) which could significantly limit the Company's ability to utilize these carryforwards. The Company has experienced various ownership changes, as defined by the Act, as a result of past financings and may experience others in connection with future financing. Accordingly, the Company's ability to utilize the aforementioned carryforwards may be limited. Additionally, because U.S. tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for Federal income tax purposes.

(11) COMMITMENTS

    In December 1997, the Company entered into an agreement with a consultant whereby he was granted 11,111 warrants during the three months ended March 31, 1998, which were issued during the three months ended March 31, 1998, to purchase voting common stock at $2.00 (pre-reverse split) (subsequently adjusted upon the effectiveness of Offering based upon a formula in the warrant agreement). The warrants have a five year term. No value was ascribed to the warrants based on the fair value as determined by a Black Scholes option pricing model calculation. An additional warrant to purchase 44,444 voting common shares will be issued if certain performance criteria is met. The Company will also pay $2,000 per month for 5 months in connection with this agreement.

    On May 17, 1996, the Company's president and chief executive officer executed a three year employment agreement at a base salary of $120,000 per year. A performance bonus of $15,000 was paid to him in 1996 (none in 1997). In addition, under the agreement he received stock options for 10,000 shares of non-voting common stock at an exercise price of $.45 per share vesting over a three year period.

                                PHYTOTECH, INC.

(11) COMMITMENTS (CONTINUED)
    The Company has entered into various other consulting agreements with individuals to perform consulting services on behalf of the Company. Forms of compensation vary between the payment of cash and granting of stock of the Company, as approved by the Board. All consulting agreements contain provisions that protect confidential information, proprietary data and intellectual property of the Company. In the event that the consultant is deemed the sole inventor of any intellectual property conceived during the terms of the consulting agreement which is assigned to the Company, and the Company, at its sole discretion and expense, obtains issued patents for the intellectual property, the consultant shall receive a royalty from the Company during the life of the patent equal to 5% of the portion of the gross revenues earned attributable to the patented product, process or method invented by the consultant, or a royalty of 2% in the event the consultant is deemed a co-inventor of the patented technology (or a percentage mutually agreed upon by the parties as a royalty if there are more than two co-inventors). Each consultant has agreed that he will not be entitled to any additional compensation by law or otherwise beyond that to which he is entitled under the consulting agreement for any intellectual property.

    In 1997, the Company entered into a cooperative research agreement whereby the Company is obligated to perform certain services valued in the aggregate at $150,000 in 1998 and 1999.

    The Company rents certain equipment and leases, laboratory and office space under various noncancelable operating lease agreements. Future minimum lease payments under noncancelable leases as of December 31, 1997 are as follows:

1998..............................................  $ 102,675
1999..............................................     98,938
2000..............................................     16,538
                                                    ---------
                                                    $ 218,151
                                                    ---------
                                                    ---------

    Rental expense for all operating leases amounted to approximately $182,000 for the year ended December 31, 1997.

(12) SUBSEQUENT EVENTS (UNAUDITED)

    INITIAL PUBLIC OFFERING

    On April 21, 1998, the Board authorized the filing of a registration statement for the Offering with the SEC for the sale of up to 2,300,000 units (including 300,000 for the underwriter's overallotment option) consisting of one share of common stock and a warrant to purchase one share of common stock. All shares of Series A convertible preferred stock and the non-voting common stock, assuming effectiveness of the Offering, outstanding as of the closing date of the Offering will convert into shares of voting common stock on a 1:.22 basis and 1:1 basis, respectively.

    AUTOMATIC CONVERSION

    In April 1998, the Board and stockholders approved the removal of a provision of the Series A convertible preferred stock requiring that the offering price be above $3.00 (pre-reverse split) (subject to adjustment for stock splits, combinations and similar events) to automatically convert into voting common stock in an underwritten public offering.

    AUTHORIZED SHARES--STOCK OPTION PLAN

    In April 1998, the Board and stockholders approved an increase in the number of shares of stock reserved for issuance under the Plan to 555,556.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           7
Use of Proceeds................................          11
Dividend Policy................................          11
Dilution.......................................          12
Capitalization.................................          13
Selected Financial Data........................          14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          15
Business.......................................          18
Management.....................................          32
Certain Transactions...........................          36
Principal Shareholders.........................          37
Description of Securities......................          37
Underwriting...................................          41
Certain Legal Matters..........................          42
Experts........................................          42
Additional Information.........................          42
Financial Statements...........................         F-1

                                2,000,000 UNITS

EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE COMMON STOCK PURCHASE
                                    WARRANT

                                     [LOGO]

                                PHYTOTECH, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        PAULSON INVESTMENT COMPANY, INC.

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Phytotech is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the 'Act'), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his being a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonably cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, offers, employees and other agents against expenses permitted if such person acted in good faith an in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of shareholders, or otherwise provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his acts or omissions were in breach of his duty of loyalty to the corporation, were not in good faith or involved in violation of the law, or resulted in the receipt by such person of an improper personal benefit.

    Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation has the power to indemnify him against such expenses and liabilities under the Act. All powers granted to a New Jersey corporation discussed above may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. However, a New Jersey corporation may, with certain limitations, provide in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

    The Company's Amended and Restated Certificate of Incorporation of. (the 'Certificate of Incorporation') provides in Article SIXTH, a director or officer of Phytotech shall not be personally liable to the Corporation or its shareholders for damages for breach of duty as director or officer, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the Act as the same exists, or may hereafter be amended.

    The Certificate of Incorporation further provides in Article SEVENTH all corporate officers, directors, employees and agents shall be indemnified to the full extent permitted by law. Such indemnification may be funded through insurance or otherwise as authorized by the Board of Directors.

    Section Seven of the Company's Amended and Restated By-Laws. provides that the corporation shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or interstate is or was a director, officer, employee or as such at the request of the corporation.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee-Securities and Exchange Commission.....................  $   8,921
Representative's non-accountable expense allowance......................
National Association of Securities Dealers, Inc. fee....................      3,524
Printing and engraving expenses.........................................
Accounting fees and expenses............................................
Legal fees and expenses.................................................
Blue Sky fees and expenses..............................................     46,000
Transfer agent fees and expenses........................................
Miscellaneous expenses..................................................
                                                                          ---------
    TOTAL...............................................................  $
                                                                          ---------
                                                                          ---------

    All of the foregoing estimated expenses are being borne by Phytotech, Inc. (the "Registrant").

ITEM 26. RECENT SALE OF UNREGISTERED SECURITIES.

    (a) On December 14, 1995, the Company concluded a private offering of an aggregate of 10 units to the accredited investors named below at an offering price of $110,000 per unit, for an aggregate consideration of $1,100,000. Each unit consists of 100,000 shares of Series A Voting Preferred Stock, no par value (the "Preferred Stock"). A total of 1,000,000 shares of Preferred Stock were issued.

                                                                                  # OF UNITS
NAME                                                                                ISSUED       CONSIDERATION
-----------------------------------------------------------------------------  ----------------  -------------
James W. Scott and Gwendolyn B. Scott........................................           1.00      $   110,000

Allen C. Weiss, M.D..........................................................           1.25      $   137,500

Anthony D. Finocchio and Wynette A. Finocchio................................           1.00      $   110,000

Calvin T. Simmons, II........................................................            .50      $    55,000

John A. Joh, III.............................................................            .50      $    55,000

Ross Graham Walker, III......................................................            .50      $    55,000

Jack L. LaBonte and Bernice L. LaBonte.......................................           1.00      $   110,000

Harold E. Anderson, Trustee of the Harold E. Anderson Revocable Trust
  Agreement dated 02/27/91...................................................            .50      $    55,000

Walter P. Cwynar, Sr. and Joanne Cwynar......................................            .75      $    82,500

Dr. Bradley Neubert..........................................................            .50      $    55,000

Michael A. Novio.............................................................            .50      $    55,000

Tom Richardson...............................................................            .50      $    55,000

Metropolitan Ear, Nose & Throat Associates Pension Plan FBO
  Robert W. Clevenger, M.D...................................................            .50      $    55,000

Charles Waters...............................................................            .50      $    55,000

Edward W. LaCroix, Jr. (RPO).................................................            .50      $    55,000

    (b) On June 20, 1996, the Company concluded a private offering of an aggregate of 18.15 units to the accredited investors named below at an offering price of $100,000 per unit, for an aggregate consideration of $1,815,000. Each unit consists of 80,000 shares of Preferred Stock. A total of 1,452,000 shares of Preferred Stock were issued.

                                                                                  # OF UNITS
NAME                                                                                ISSUED       CONSIDERATION
-----------------------------------------------------------------------------  ----------------  -------------
Peter Ernest Walter Adam.....................................................            .50      $    50,000

Daniel T. Allen..............................................................            .50      $    50,000

Mark Anderson................................................................            .25      $    25,000

George W. Baker, Jr..........................................................            .25      $    25,000

Ron Barshop..................................................................            .25      $    25,000

Peter W. Bedford.............................................................            .50      $    50,000

Mark W. Corrigan.............................................................           1.00      $   100,000

James B. Douglas.............................................................            .50      $    50,000

Armando Fernandez............................................................            .50      $    50,000

IMS Global Investments X Ltd.................................................           2.00      $   200,000

Roy H. Miyamoto..............................................................           2.00      $   200,000

Graham Noakes................................................................            .25      $    25,000

John P. Owen.................................................................            .125     $    12,500

Jonathan Rothschild..........................................................            .50      $    50,000

Robert H. Grossman...........................................................            .50      $    50,000

Venturtek, L.P...............................................................           1.00      $   100,000

Randall M. Tuggle M.D.
  LTD Money Purchase
  Pension Plan FBO
  R. Marcus Vennart Acct.....................................................            .25      $    25,000

Randall M. Tuggle M.D.
  LTD Money Purchase
  Pension Plan FBO
  Randall M. Tuggle Acct.....................................................            .25      $    25,000

Robert H. Grossman DDS
  LTD Profit Sharing Plan and Trust..........................................            .50      $    50,000

Gary Spiegel BS Master
  Def Cont M/P
  Pension Plan
  Oppenheimer & Co. Custodian................................................           1.00      $   100,000

DLJSC as Custodian FBO
  David L. Spence Sep/IRA....................................................            .25      $    25,000

VCM Venture Capital Management
  and Beteiligungsgesellschaft m.b.H.........................................            .65      $    65,000

Aries Domestic Fund, L.P.....................................................            .30      $    30,000

The Aries Trust..............................................................            .70      $    70,000

Baidek & Co..................................................................           1.25      $   125,000

Bank Gutmann A.G.............................................................            .75      $    75,000

                                                                                  # OF UNITS
NAME                                                                                ISSUED       CONSIDERATION
-----------------------------------------------------------------------------  ----------------  -------------
Howard Bernstein.............................................................            .75      $    75,000

Graham C. Conklin............................................................            .125     $    12,500

James A. and Frances B. Foley
  JTWROS.....................................................................            .125     $    12,500

Paul M. Gavin................................................................            .25      $    25,000

Steven Grau..................................................................            .25      $    25,000

David P. Leonardi............................................................            .25      $    25,000

William Maier................................................................            .125     $    12,500

Alexander Sparkuhl...........................................................            .25      $    25,000

    (c) On September 15, 1997, the Company completed a private offering of an aggregate 12.25 units to the accredited investors named below for an aggregate consideration of $1,225,000, each unit consisting of (1) a non-negotiable secured promissory note in the original amount of $100,000 bearing interest at 10% irrespective of the period of time principal is outstanding, due and payable by the Company on June 30, 1998, (subject to extension at the option of the majority in principal amount of all of the noteholders for a period of six (6) months) and (2) warrants to purchase 20,000 shares of Common Stock of the Company, which warrants are exercisable any time, in whole or in part, during the period from and after September 15, 1997 through to and including September 15, 2002.

                                                                                  # OF UNITS
NAME                                                                                ISSUED       CONSIDERATION
-----------------------------------------------------------------------------  ----------------  -------------
Harold E. Anderson...........................................................            .50      $    50,000

Charles Beals................................................................            .50      $    50,000

H. Richard Butker and Judith M. Mutker, Joint Tenant.........................            .25      $    25,000

James B. Douglas.............................................................            .25      $    25,000

William C. Gates.............................................................            .50      $    50,000

Arthur and Claire Gaucher, Joint Tenant......................................            .50      $    50,000

Arthur Lang..................................................................            .25      $    25,000

William Lightbody............................................................           1.00      $   100,000

Jon R. Lind..................................................................           1.00      $   100,000

John K. Lingo, M.D...........................................................            .50      $    50,000

John R. Manis, M.D...........................................................           2.00      $   200,000

Frank J. Martusciello........................................................            .50      $    50,000

Dave Pollak..................................................................            .25      $    25,000

Carl M. Smith................................................................            .25      $    25,000

Michael G. and Gerard C. Smith, Joint Tenant.................................            .50      $    50,000

David L. Spence..............................................................            .25      $    25,000

Ron and Joy Tepner, Joint Tenant.............................................           1.00      $   100,000

Christina Tranberg...........................................................            .25      $    25,000

Seymour Wasserstrum..........................................................            .50      $    50,000

Charles Waters...............................................................            .25      $    25,000

                                                                                  # OF UNITS
NAME                                                                                ISSUED       CONSIDERATION
-----------------------------------------------------------------------------  ----------------  -------------
Watts Investments, Inc.......................................................            .25      $    25,000

Samuel P. Willits............................................................           1.00      $   100,000

    (d) The Company completed on February 27, 1998 (with an extension to March 16, 1998) a private offering of an aggregate 9.618 units to the accredited investors named below for an aggregate consideration of $961,800, each unit consisting of (1) a non-negotiable secured promissory note in the original amount of $100,000 bearing interest at 12% irrespective of the period of time principal is outstanding, due and payable by the Company on June 30, 1998, (subject to extension at the option of the majority in principal amount of all of the noteholders for a period of six (6) months), and (2) warrants to purchase 30,000 shares of Common Stock of the Company, which warrants are exercisable, in whole or in part, at any time during the period from and after February 27, 1998 (with respect to certain warrants) and March 16, 1998 (with respect to certain warrants) through to and including February 27, 2003 and March 16, 2003, respectively.

                                                                                  # OF UNITS
NAME                                                                                ISSUED       CONSIDERATION
-----------------------------------------------------------------------------  ----------------  -------------
Milton C. Dunsey and Donna Dunsey............................................            .245     $    24,500

Anthony D. Finocchio and Wynette A. Finocchio................................            .873     $    87,300

Joseph Gery and Karen M. Gery, JWROS.........................................            .50      $    50,000

William Toshio Matsuyama.....................................................            .50      $    50,000

James W. Scott and Gwendolyn B. Scott........................................           2.405     $   240,500

(Ms.) Teruko Terry Miyamoto Trust............................................           1.00      $   100,000

Allen C. Weiss, M.D..........................................................            .895     $    89,500

Allison Gushee Molkenthin and Steven Mark....................................            .20      $    20,000

Union D'Etudes et D'Investissments...........................................           3.00      $   300,000

    The issuance described in paragraphs (a), (b), (c) and (d) above are exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as transactions not involving a public offering.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

        1.1  Form of Underwriting Agreement.*
        1.2  Form of Purchase Warrant Issued to Paulson Investment Company, Inc. by the
               Registrant.

        3.1  Amended and Restated Certificate of Incorporation, as amended of the Registrant.*

        3.2  Amended and Restated By-Laws of the Registrant.*

        4.1  Specimen of Common Stock Certificate of Registrant.**

        4.2  Form of Warrant Agreement between Registrant and Registrar And Transfer Company, as Warrant Agent.*

        4.3  Specimen Warrant Certificate of Registrant.**

        5.1  Opinion of Shanley & Fisher, P.C.**

       10.1  Employment Agreement, Effective May 17, 1996, between Registrant and Dr. Burt D.
               Ensley.*

       10.2  Exclusive License Agreement, Effective May 15, 1997, between the Registrant and
               Rutgers.*

       10.3  First Amendment to the Exclusive License Agreement, Effective April 12, 1998,
               between the Registrant and Rutgers.**

       10.4  Research Agreement, Effective December 7, 1994, as modified September 9, 1997, between the Registrant and Rutgers.**

       10.5  Agreement for Services, Effective February 1, 1998, between the Registrant and
               Florida State University.**

       10.6  Contract, Dated August 15, 1997, as amended March 3, 1998, between the Registrant and the Department of Defense, U.S. Army.**

       10.7  Subcontract Agreement, Effective August 15, 1997, between the Registrant and
               Parsons Engineering Science, Inc.**

       10.8  Subcontract Agreement, Dated October 15, 1996, between Rutgers and the
               Registrant.**

       10.9  Lease Agreement.**

       10.10 Stock Option Plan.*

       10.11 Promissory Note of $100,000, Dated May 26, 1997, from the Registrant to Dr. Burt
               D. Ensley.*

       10.12 Promissory Note of $4,000, Dated May 26, 1997, from the Registrant to Dr. Burt D.
               Ensley.*

       10.13 Promissory Note of $100,000, Dated May 26, 1997, from the Registrant to Dr.
               Philip J. Whitcome.*

       10.14 Promissory Note of $25,000, Dated May 26, 1997, from the Registrant to Abraham
               Nechemie.*

       23.1  Consent of KPMG Peat Marwick LLP*

       23.2  Consent of Shanley & Fisher, P.C. (included in Exhibit 5.1)**

       24.1  Powers of Attorney*

       27    Financial Data Schedule for period ended March 31, 1998.*

       27.1  Financial Data Schedule for period ended December 31, 1997.*

       99.1  Form of Confidentiality Agreement*

       99.2  Form of Non-Statutory Stock Option Agreement*

       99.3  Form of Incentive Stock Option Agreement*

------------------------

*   Filed herewith

**  To be filed by Amendment

ITEM 28. UNDERTAKINGS.

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

        (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate , represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (3) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (4) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (6) For determining any liability under the Securities Act,, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 403A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Monmouth Junction, State of New Jersey, on April 22, 1998.

                                PHYTOTECH, INC.

                                By:              /s/ BURT D. ENSLEY
                                     ------------------------------------------
                                             Burt D. Ensley, PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE
------------------------------  --------------------------

      /s/ BURT D. ENSLEY        President and Chief
------------------------------    Executive Officer and
        Burt D. Ensley            Director
                                (Principal Executive
                                  Officer)

   /s/ ALEXANDER BALTOVSKI      Chief Financial Officer
------------------------------  (Principal Accounting
     Alexander Baltovski          Officer)

              *                 Director
------------------------------
      Philip J. Whitcome

              *                 Director
------------------------------
       Laura R. Meagher

              *                 Director
------------------------------
         Ilya Raskin

              *                 Director
------------------------------
     Abraham H. Nechemie

              *                 Director
------------------------------
      Schneur Z. Genack

                                Director
------------------------------
       Eric K. Johnson

    * Burt D. Ensley hereby signs this Registration Statement on Form SB-2 on behalf of each of the indicated persons for whom he is attorney-in-fact on April 22, 1998 pursuant to a power of attorney filed herewith.

By:      /s/ BURT D. ENSLEY
      -------------------------
           Burt D. Ensley
          ATTORNEY-IN-FACT